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As filed with the Securities and Exchange Commission on December 4, 2014

Registration No. 333-200462

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Pre-effective Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TravelCenters of America LLC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	5531	20-5701514
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
24601 Center Ridge Road Westlake, Ohio 44145-5639 (440) 808-9100 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Andrew J. Rebholz
Chief Financial Officer
TravelCenters of America LLC
24601 Center Ridge Road
Westlake, Ohio 44145
(440) 808-9100
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Margaret R. Cohen Skadden, Arps, Slate, Meagher & Flom LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 573-4800	Bartholomew A. Sheehan, III Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 4, 2014

PROSPECTUS

$50,000,000

TravelCenters of America LLC
% Senior Notes due 2029

          This is an offering of $50,000,000 aggregate principal amount of        % Senior Notes due 2029, or the Notes. We will pay interest on the Notes quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, beginning on February 28, 2015. The Notes will mature on December 15, 2029.

          The Notes will constitute our senior unsecured obligations and will rank pari passu in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will be effectively subordinated to all existing and future secured indebtedness (including all borrowings under our credit facility) to the extent of the value of the assets securing such indebtedness and to all existing and future debt, other liabilities (including deferred rent obligations) and any preferred equity of our subsidiaries. The Notes will be issued in denominations and integral multiples of $25.00.

          We may, at our option, at any time on or after December 15, 2017, redeem some or all of the Notes by paying 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest, if any, to, but not including, the redemption date, as described under "Description of Notes—Optional Redemption."

          The Notes will constitute a new issue of securities with no established trading market. We intend to apply to list the Notes on the New York Stock Exchange, or the NYSE, under the symbol "TA 29" and, if approved, expect trading in the Notes to begin within 30 days of the original issue date of the Notes. The Notes are expected to trade "flat," meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not reflected in the trading price.

          Investment in the Notes involves a high degree of risk. You should read carefully the sections entitled "Risk Factors" and "Warning Concerning Forward Looking Statements" beginning on pages 10 and 52, respectively, of this prospectus.

          Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

	Per Note	Total(2)
Public offering price(1)	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us(1)(3)	$	$

(1)
Plus accrued interest, if any, from December      , 2014 if the initial settlement occurs after that date.

(2)
Assumes no exercise of the underwriters' overallotment option.

(3)
We will pay the fees and expenses related to obtaining the required approval of certain terms of this offering from the Financial Regulatory Authority, Inc., or FINRA. See "Underwriting—Discounts, Commissions and Expenses."

          We have granted the underwriters an option to purchase up to an additional $7,500,000 aggregate principal amount of Notes at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover overallotments, if any.

          The underwriters expect to deliver the Notes to purchasers in book-entry form only through The Depository Trust Company, or DTC, on or about December      , 2014.

Joint Book-Running Managers

Citigroup	Morgan Stanley	RBC Capital Markets	UBS Investment Bank

Lead Manager

MLV & Co.

Co-Managers

BB&T Capital Markets	Janney Montgomery Scott	Oppenheimer & Co.

Prospectus dated December      , 2014.

i

ABOUT THIS PROSPECTUS

        References in this prospectus to "we," "us," "our," the "Company" or "TravelCenters of America" mean TravelCenters of America LLC and its consolidated subsidiaries, unless otherwise expressly stated or the context indicates otherwise.

        Unless otherwise stated, we have assumed throughout this prospectus supplement that the underwriters' overallotment option is not exercised.

        You should assume that the information appearing in this prospectus is accurate only as of the date of this prospectus and that the information appearing in the documents incorporated by reference herein is accurate only as of the respective dates of those documents, or such other dates specified therein. Our business, financial condition, results of operations, liquidity and prospects may have changed since any of those respective dates. You should read this entire prospectus, as well as the documents incorporated by reference herein that are described under "Incorporation of Documents by Reference" in this prospectus, before making your investment decision.

        You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus prepared by or on behalf of us. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to incorporate by reference information into this prospectus. This means we can disclose information to you by referring you to another document we have filed with the SEC. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference into this prospectus but not delivered herewith. We will provide such reports or documents upon written or oral request, at no cost to the requestor. Requests for incorporated reports or documents must be made to:

TravelCenters of America LLC
Two Newton Place
255 Washington Street, Suite 300
Newton, MA 02458
Attention: Investor Relations
(617) 796-8251

        In addition, incorporated reports and documents may be accessed at our website at www.tatravelcenters.com, although the information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

        This prospectus incorporates by reference the following documents:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on June 6, 2014, or our 2013 Form 10-K;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on August 21, 2014, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on September 30, 2014, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the SEC on November 10, 2014, or our Third Quarter 10-Q;

  •
  our Current Reports on Form 8-K filed with the SEC on January 2, 2014, January 21, 2014 (Item 1.01 only), April 3, 2014, April 30, 2014, May 12, 2014, June 2, 2014, June 20, 2014, August 15, 2014 and October 7, 2014; and

  •
  our Definitive Proxy Statement on Schedule 14A filed with the SEC on June 6, 2014.

        The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC: http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this prospectus.

        Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be a part of this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference or deemed to be part of this prospectus modifies or replaces such statement. Any statement so modified will not be deemed in its unmodified form to constitute part of this prospectus, and any statement so superseded will not be deemed to constitute a part of this prospectus.

        The information relating to us contained in this prospectus should be read together with the information in the documents incorporated by reference.

PROSPECTUS SUMMARY

        The information below is only a summary of more detailed information included elsewhere in this prospectus and the documents incorporated herein by reference. This summary does not contain all of the information that is important to you or that you should consider before investing in the Notes. As a result, you should read carefully this entire prospectus, as well as the information incorporated herein by reference, carefully. See "Where You Can Find More Information."

 The Company

        We are a leading operator and franchisor of travel centers primarily along the U.S. interstate highway system. Our travel center customers include trucking fleets, independent truck drivers and motorists. We also operate convenience stores with retail gasoline stations that generally serve motorists.

        We are a limited liability company formed under Delaware law on October 10, 2006, as a wholly owned subsidiary of Hospitality Properties Trust, or HPT. From that time through January 31, 2007, we conducted no business activities. On January 31, 2007, HPT acquired TravelCenters of America, Inc., our predecessor, restructured this acquired business and distributed all of our then outstanding common shares to the shareholders of HPT. In this prospectus, we sometimes refer to these transactions as the HPT Transaction.

        As of September 30, 2014, our business included 250 travel centers in 43 U.S. states and in Canada, operated primarily under the "Travel Centers of America," "TA," "Petro Stopping Centers" and "Petro" brand names. Of these travel centers, we operated 220 and franchisees operated 30, including five that they subleased from us. As of September 30, 2014, we owned 36 of these travel centers in fee and leased or managed 189 from or for others, including 184 that we leased from HPT. Franchisees owned or leased 25 travel centers from third parties. Our typical travel center includes:

  •
  about 25 acres of land with parking for 189 tractor trailers and 100 cars;

  •
  a full service restaurant operated under one of our proprietary brands and/or one or more quick service restaurants, or QSRs, operated under nationally franchised brand names;

  •
  a large truck repair and service facility and parts store;

  •
  multiple diesel and gasoline fueling points; and

  •
  a large convenience store, game room, laundry and other amenities.

        As of September 30, 2014, we operated 34 convenience stores with retail gasoline stations, primarily under the "Minit Mart" brand name, in four states, primarily Kentucky. Of our 34 convenience stores, at September 30, 2014, we owned 27 and we leased or managed seven, including one that we leased from HPT. Our typical convenience store has ten fueling positions and approximately 5,000 square feet of interior space offering merchandise and one or more QSRs.

Our Competitive Strengths

        We believe we possess a number of competitive strengths that enable us to be a leader in our industry and may enable us to enhance this leadership position in the future. We believe these competitive strengths include our broad geographic footprint, our large typical travel center size, the wide array of customer services and amenities we offer, our truck repair service business, which offers a wide variety of repair and maintenance services at substantially all of our travel centers, and our large variety of restaurant choices. See "Our Competitive Strengths and Growth Strategies."

 Our Growth Strategies

        We have identified a number of growth strategies, including opportunities to acquire additional travel centers and convenience stores, to construct new travel centers on land parcels we own or may acquire in the future, and to make improvements to our travel centers that we believe will make them more attractive to customers and help increase our share of the interstate highway market for fuel and nonfuel products and services. We currently intend to use the net proceeds from this offering for general business purposes, including acquisitions and construction of additional travel centers and convenience stores, funding capital improvements to our travel centers and convenience stores and other expansion activities. See "Use of Proceeds."

Recent Developments

Pending and Recent Acquisitions

        During the first nine months of 2014, we acquired three travel centers for an aggregate purchase price of approximately $25.7 million. Through the date hereof, we have entered into agreements to acquire three additional travel center properties and seven gasoline/convenience stores for an aggregate amount of approximately $21.7 million. We currently expect to complete these acquisitions before the end of the first half of 2015, but these purchases are subject to conditions and may not occur, may be delayed or the terms may change. We currently intend to continue our efforts to selectively acquire additional properties. Our acquisitions are subject to a number of risks and uncertainties, including as to when, whether and to what extent the anticipated benefits and cost savings of a particular acquisition will be realized. See "Risk Factors—Risks Related to Our Acquisition and Development Plans."

        Since the beginning of 2011 through September 30, 2014, we have invested or planned to invest approximately $370.1 million ($331.3 million of which had been invested as of September 30, 2014) to acquire and improve 33 travel centers and 31 gasoline/convenience stores. Typical improvements we make to travel centers we acquire include adding truck repair facilities and nationally branded QSRs, paving parking lots, replacing outdated fuel dispensers, installing diesel exhaust fluid dispensing systems, changing signage, installing point of sale and other information technology systems and completing other building and cosmetic upgrades. The improvements to travel center properties we acquire are often substantial and require a long period of time to plan, design, permit and complete, and after the improvements are completed the travel centers then require a period of time to become part of our customers' supply networks and produce stabilized financial results. Based on our historical experience to date, we estimate that the travel centers we acquire generally will achieve stabilized financial results in approximately the third year after acquisition, but actual results can vary widely from this estimate due to many factors, some of which are outside our control.

Development Activity

        We own eight parcels of largely unimproved land that we believe may be appropriate for ground-up development of new travel centers. We have begun construction of one of these travel centers, and, subject to funding, plan to commence construction of two or three of the remaining seven parcels prior to December 31, 2015. We have entered into a contract to acquire an additional parcel of land, and expect to close this acquisition and commence development of a travel center on it during the first half of 2015.

Investment in Travel Centers

        Our business of operating high sales volume travel centers that are open 24 hours every day requires us to make regular capital investments to our travel centers to maintain their competitive attractiveness to our customers. During the nine months ended September 30, 2014, we spent approximately $95.4 million on improvements to our travel centers, including approximately

$14.5 million to improve the travel centers we acquired from 2011 through September 30, 2014. We expect to continue our capital investment program, and we expect to continue programs designed to enhance our future operating results. Our convenience stores are high volume fuel locations with larger interior space for merchandise and food offerings than typical convenience stores and limited need for near term capital investment.

Risk Factors

        An investment in the Notes involves a high degree of risk. For a discussion of these risks, please see "Risk Factors" beginning on page 10 of this prospectus and "Warning Concerning Forward Looking Statements" beginning on page 52 of this prospectus.

Corporate Information

        We are a Delaware limited liability company. Our principal place of business is 24601 Center Ridge Road, Suite 200, Westlake, OH 44145-5639, and our telephone number is (440) 808-9100.

 The Offering

        The following summary information about this offering and the terms and provisions of the Notes is not intended to be complete. For more information, please refer to the "Description of Notes" in this prospectus and the indenture under which the Notes will be issued, the form of which is filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Issuer	TravelCenters of America LLC
Securities Offered	$50,000,000 aggregate principal amount of % Senior Notes due 2029 ($57,500,000 aggregate principal amount if the underwriters' overallotment option is exercised in full).
Overallotment Option
We have granted the underwriters an option to purchase up to an additional $7,500,000 aggregate principal amount of Notes at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus solely to cover overallotments.
Maturity Date	December 15, 2029, unless otherwise previously redeemed.
Interest Rate	% per year, payable quarterly in arrears.
Interest Payment Dates	February 28, May 31, August 31 and November 30 of each year, beginning on February 28, 2015.
Ranking
The Notes will constitute senior unsecured obligations of TravelCenters of America LLC. They will not be secured by any of our property or assets and, as a result, you will be one of our unsecured creditors. The Notes will not be obligations of our subsidiaries. The Notes will be effectively subordinated to all of our existing and future secured indebtedness (including all borrowings under our credit facility) to the extent of the value of the assets securing such indebtedness and to all existing and future debt, other liabilities (including deferred rent obligations) and any preferred equity of our subsidiaries.
Optional Redemption
We may, at our option, at any time and from time to time on or after December 15, 2017, redeem some or all of the Notes by paying 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest, if any, to, but not including, the redemption date, as described under "Description of Notes—Optional Redemption."
No Financial Covenants
The indenture relating to the Notes does not contain financial covenants. See "Risk Factors—Risks Related to this Offering—The indenture does not contain financial covenants and does not limit the amount of indebtedness that we may incur" and "Description of Notes—Certain Covenants."
Listing and Trading	We intend to apply to list the Notes on the NYSE under the symbol "TA 29." If approved, we expect trading in the Notes to begin within 30 days after the original issue date of the Notes.

Use of Proceeds	We estimate that the net proceeds from this offering will be $ million after deducting the underwriting discount and other estimated offering expenses (approximately $ million if the underwriters' overallotment option is exercised in full). We currently intend to use the net proceeds from this offering for general business purposes, including acquisitions and construction of additional travel centers and convenience stores, funding capital improvements to our travel centers and convenience stores and other expansion activities.
Trustee	U.S. Bank National Association
Risk Factors
You should carefully consider the information set forth in the section of this prospectus entitled "Risk Factors," as well as the information included in or incorporated by reference in this prospectus before deciding to invest in the Notes.

 SUMMARY SELECTED CONSOLIDATED FINANCIAL INFORMATION

        The table below sets forth a summary of our historical financial and other information for the periods presented. We derived the financial information as of and for each of the years in the three-year period ended December 31, 2013, from our audited consolidated financial statements incorporated by reference in this prospectus. We derived the financial information as of and for the nine months ended September 30, 2014, from our unaudited condensed consolidated financial statements incorporated by reference in this prospectus. In the opinion of management, all adjustments, including normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods have been made. The summary selected operating data presented below for the nine months ended September 30, 2014, are not necessarily indicative of a full year's operations.

        The summary selected consolidated historical financial information should be read in conjunction with:

  •
  our audited consolidated financial statements as of December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011, and our unaudited condensed consolidated financial statements as of September 30, 2014, and for the nine months ended September 30, 2014 and 2013, and related notes incorporated by reference in this prospectus and the "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included in our 2013 Form 10-K and our Third Quarter 10-Q, which are incorporated by reference in this prospectus; and

  •
  the section entitled "Risk Factors" in this prospectus and in our 2013 Form 10-K.

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011
	(dollars in thousands, except per share data)
Statements of Operations and Comprehensive Income Data:
Revenues:
Fuel	$4,823,581	$6,481,252	$6,636,297	$6,603,329
Nonfuel	1,219,792	1,450,792	1,344,755	1,271,085
Rent and royalties from franchisees	9,262	12,687	14,672	14,443

Total revenues	$6,052,635	$7,944,731	$7,995,724	$7,888,857

Income from operations	$57,128	$21,190	$41,470	$32,400
Net income	$26,627	$31,623	$32,198	$23,574
Income per common share:
Basic and diluted	$0.71	$1.06	$1.12	$0.98

		December 31,
	September 30, 2014
		2013	2012	2011
	(dollars in thousands)
Balance Sheet Data:
Total assets	$1,334,631	$1,257,282	$1,029,719	$1,016,531
Sale-leaseback financing obligation, noncurrent portion(1)	$82,684	$83,762	$82,195	$97,765
Deferred rent obligation(2)	$150,000	$150,000	$150,000	$150,000
Senior Notes due 2028	$110,000	$110,000	$—	$—

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011
Other Operating Data:
Total fuel sold (gallons in thousands)(3)	1,525,663	2,034,929	2,039,960	2,087,416
Number of sites (end of period):
Company operated travel centers	220	217	206	192
Company operated convenience stores	34	34	4	4
Franchisee operated travel centers	5	5	6	10
Franchisee owned and operated travel centers	25	25	29	33

Total locations	284	281	245	239

(1)
Accounting for the HPT Transaction under U.S. generally accepted accounting principles, or GAAP, required us to recognize in our consolidated balance sheets the leased assets at thirteen of the properties previously owned by our predecessor that we now lease from HPT because more than a minor portion of those properties was subleased to third parties, and one property did not qualify for operating lease treatment for other reasons. A portion of the total rent payments to HPT is recognized as a reduction of the sale-leaseback financing obligation and a portion is recognized as interest expense in our consolidated statement of income and comprehensive income. See Note 17 in Notes to Consolidated Financial Statements included in Item 15 of our 2013 Form 10-K for discussion of our sale-leaseback financing obligation.

(2)
The deferred rent obligation will be due and payable $107,085 in December 2022 and $42,915 in June 2024, and the obligation does not bear interest unless certain events occur as provided in the Amendment Agreement that we entered into in January 2011, which amended the HPT leases and our rent deferral agreement with HPT.

(3)
Includes all fuel we sold, both at our retail locations and also on a wholesale basis including to certain of our franchisees and a joint venture in which we own a minority interest but excludes the retail fuel sales at travel centers operated by our franchisees.

RISK FACTORS

        Investing in the Notes involves a high degree of risk that may result in a loss of all or part of your investment. You should carefully review the risk factors set forth below and the information contained under the heading "Warning Concerning Forward Looking Statements" in this prospectus. If any such risks occur, our business, financial condition, results of operations, liquidity or prospects could be materially harmed and you could lose all or part of your investment.

Risks Related to this Offering

We will have substantial indebtedness and other obligations, which could adversely affect our financial condition and ability to meet our obligations under the Notes.

        As of September 30, 2014, we had total consolidated liabilities of $851 million, including deferred rent obligations of $150 million ($107.1 million of which is due on December 31, 2022, and $42.9 million of which is due on June 30, 2024) and $110 million aggregate principal amount of our 8.25% Senior Notes due 2028, or the Senior Notes due 2028. We also have substantial operating lease obligations and letters of credit outstanding under our credit facility. Together, these obligations are substantial and could limit our ability to make payments of interest and principal on the Notes, and to obtain financing for working capital, capital expenditures, acquisitions, refinancing, lease obligations or other purposes. They may also increase our vulnerability to adverse economic, market and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business operations or to our industry overall, and place us at a disadvantage in relation to competitors that have lower debt levels. Any or all of the above events and factors could have an adverse effect on our results of operations, financial condition and ability to meet our obligations under the Notes.

We depend upon our subsidiaries for cash flow to service our debt, and the Notes will be structurally subordinated to the payment of the indebtedness, lease and other liabilities and any preferred equity of our subsidiaries.

        We are the sole obligor on the Notes. We derive all of our revenue and cash flow from our subsidiaries and our ability to service our debt, including the Notes, is substantially dependent upon the earnings of our subsidiaries, which own or lease most of the assets used to operate our business, and their ability to make cash available to us. In addition, as of September 30, 2014, substantially all of our contractual and other obligations and liabilities, other than the Senior Notes due 2028, are obligations of our subsidiaries and thus structurally senior to our obligations on the Notes. None of our subsidiaries will guarantee the Notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Notes, or to make any funds available therefore, whether by dividend, distribution, loan or other payments, and the rights of holders of Notes to benefits from any of the assets of our subsidiaries will be structurally subordinated to the claims of our subsidiaries' creditors and any preferred equity holders. As a result, the Notes are structurally subordinated to the prior payment and satisfaction of all of the existing and future debts, liabilities and obligations, including payment obligations under the HPT lease agreements, trade payables and any preferred equity, of our subsidiaries. Any future subsidiary debt or obligation, whether or not secured, or any preferred equity of our subsidiaries will have priority over the Notes.

The Notes are unsecured and effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness.

        Upon any distribution to our creditors in a bankruptcy, liquidation, reorganization or similar proceeding relating to us or our property, the holders of our secured debt, including the lenders under our credit facility, will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to the instruments governing such debt and to be paid in full from the assets securing that secured debt before any payment may be made with respect to the Notes. In that event, because the Notes will not be secured by any of our assets, it is possible that there will be no assets from which claims of holders of the Notes can be satisfied or, if any assets remain, that the remaining assets will be insufficient to satisfy those claims in full. If the value of such remaining assets is less than the aggregate outstanding principal amount of the Notes and accrued interest and all debt ranking pari passu with the Notes, we will be unable to fully satisfy our obligations under the Notes. In addition, if we fail to meet our payment or other obligations under our secured debt, the holders of that secured debt would be entitled to foreclose on our assets securing that secured debt and liquidate those assets. Accordingly, we may not have sufficient funds to pay amounts due on the Notes. As a result, you may lose a portion of or the entire value of your investment in the Notes. Further, the terms of the Notes permit us to incur additional secured indebtedness. Your Notes will be effectively subordinated to any such additional secured indebtedness. See "Description of Other Indebtedness."

Our credit facility imposes restrictive covenants on us, and a default under the agreements relating to our credit facility or under our indenture governing our Senior Notes due 2028 could have a material adverse effect on our business and financial condition and ability to make payments on the Notes.

        Our credit facility requires us and our subsidiaries, among other obligations, to maintain a specified financial ratio under certain circumstances and to satisfy certain financial tests. These tests include maintenance of certain financial ratios any time that excess availability under the credit facility falls below 15% of the maximum credit limit of $200 million, until such time that the excess availability has been greater than 15% of the maximum credit limit for thirty consecutive days. In addition, our credit facility restricts, among other things, our ability to incur debt and liens, make certain investments and pay dividends and other distributions including, under certain circumstances, payments on the Notes. Under certain circumstances, we are required to seek permission from the lenders under our credit facility to engage in specified corporate actions. The lenders' interests may be different from our interests and those of the holders of the Notes, and no assurance can be given that we will be able to obtain the lenders' permission if it is needed.

        Our credit facility also requires that we furnish certain of our financial statements to our lenders within specified time periods. Additionally, the indenture governing our Senior Notes due 2028 requires that we file our reports under the Securities Exchange Act of 1934, as amended, or Exchange Act, within prescribed time periods. If we are unable to furnish these financial statements or reports within the prescribed time periods, or, in the case of our credit facility, obtain a waiver, we may be in default under our credit facility or under the indenture governing the Senior Notes due 2028, which could give rise to adverse consequences, including giving lenders or holders of our Senior Notes due 2028 the right to exercise certain remedies, such as demanding repayment of amounts owed, and restrictions on our ability to borrow. If we are unable to borrow under our credit facility, we may be unable to meet our business obligations or grow our business.

        Various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with these covenants (or similar covenants contained in future financing agreements) could result in a default under our credit facility, indenture and other agreements containing cross-default provisions, which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations. A default could permit lenders or holders to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt and to terminate any commitments to lend. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the Notes. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. If our indebtedness were to be accelerated, our assets may not be sufficient to repay such indebtedness in full. In such circumstances, we could be forced into bankruptcy or liquidation and, as a result, investors could lose their investment in our securities. See "Description of Other Indebtedness."

The indenture does not contain financial covenants and does not limit the amount of indebtedness that we may incur.

        The indenture under which the Notes will be issued contains no financial covenants or other provisions that would afford the holders of the Notes any substantial protection in the event we participate in a material transaction. In addition, the indenture does not limit the amount of indebtedness we may incur or our ability to pay dividends, make distributions or repurchase our common shares. As a result, you are not protected under the indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, sale of a significant amount of assets, merger or similar transaction that may adversely affect you.

We currently have notes outstanding and may issue additional Notes.

        In January 2013, we issued $110 million principal amount of the Senior Notes due 2028, which currently remain outstanding and which are equal in rank to the Notes. We may from time to time without notice to, or the consent of, the holders of the Notes, create and issue additional notes which also will be equal in rank to the Notes.

An active trading market for the Notes may not develop, be maintained or be liquid.

        The Notes are new securities for which there currently is no established trading market. We intend to apply for listing of the Notes on the NYSE. However, such application may not be approved. We can give no assurances concerning the liquidity of any market that may develop for the Notes offered hereby, the ability of any investor to sell the Notes or the price at which investors would be able to sell them. If a market for the Notes does not develop, investors may be unable to resell the Notes for an extended period of time, if at all. If a market for the Notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the Notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the Notes as collateral for loans.

        The Notes may trade at a discount from their initial issue price or principal amount, depending upon many factors, including prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects. Any decline in trading prices, regardless of cause, may adversely affect the liquidity and trading markets for the Notes.

The Notes will not be rated and we do not intend to seek a rating for the Notes.

        We do not intend to have the Notes rated by any rating agency. Unrated securities usually trade at a discount to similar rated securities. As a result, there is a risk that the Notes may trade at a price that is lower than they might otherwise trade if rated by a rating agency. It is possible, however, that one or more rating agencies might independently determine to assign a rating to the Notes. In addition, we may elect to issue other securities for which we may seek to obtain a rating. If any ratings are assigned to the Notes in the future or if we issue other securities with a rating, such ratings, if they are lower than market expectations or are subsequently lowered or withdrawn, could adversely affect the market for or the market value of the Notes.

If securities or industry analysts do not publish research, or if they publish unfavorable research, about us, the trading price and trading volume of the Notes could decline.

        The trading market for the Notes may be influenced by research and reports, or lack thereof, that industry or securities analysts publish about us, our business or our market. Currently, the number of analyst reports about us is limited. If no additional analysts publish research about us, the trading price and volume of the Notes could decline. If analysts publish research about us that is unfavorable, or if analysts who publish research about us now or in the future cease to publish such research regularly, the trading price and volume of the Notes may decline.

Our management has broad discretion over the use of proceeds from this offering.

        Our management has broad discretion to use the net proceeds from this offering. Because the proceeds are not required to be allocated to any specific investment or transaction, you cannot evaluate the manner in which the proceeds will be used prior to making your investment decision. The proceeds from this offering may be used in a manner which does not generate a favorable return for us. See "Use of Proceeds."

Federal and state statutes could allow courts, under specific circumstances, to avoid the Notes and require holders of the Notes to return payments received from us to a fund for the benefit of our creditors, or subordinate the Notes to other claims of our creditors.

        Under Federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the Notes could be avoided, or claims in respect of the Notes could be subordinated to all of our other debts if, among other things, we:

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  issued the Notes with the intent of hindering, delaying or defrauding any existing or future creditor;

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  received less than reasonably equivalent value or fair consideration for the issuance of the Notes;

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  were insolvent or rendered insolvent by reason of such issuance;

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  were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital;

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  intended to incur, or believed that we would incur, debts beyond our ability to pay as they mature; or

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  were a defendant in an action for money damages against such person if, after final judgment, the judgment was unsatisfied.

        As a general matter, value is given for a transfer or an obligation if, in exchange for the transfer or obligation, property is transferred or an antecedent debt is secured or satisfied. A court would likely find that we did not receive reasonably equivalent value or fair consideration for the Notes if we did not substantially benefit directly or indirectly from the issuance of the Notes.

        We cannot be certain as to the standards a court would use to determine whether we were solvent at the relevant time or, regardless of the standard that a court uses, whether the Notes would be subordinated to any of our other debt. In general, however, a court would deem an entity insolvent if:

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  the sum of its debts, including contingent and unliquidated liabilities, exceeds its assets, at a fair valuation; or

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  the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

        If a court were to avoid the issuance of the Notes as the result of a fraudulent transfer or conveyance, the court could direct that holders of the Notes return any amounts paid under the Note to us or to a fund for the benefit of our creditors, or subordinate the Notes to our other claims.

An increase in market interest rates could result in a decrease in the value of the Notes.

        In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the Notes, and the market interest rates subsequently increase, the market value of your Notes may decline. We cannot predict the future level of market interest rates.

Redemption may adversely affect your return on the Notes.

        We have the right to redeem some or all of the Notes prior to maturity, as described under "Description of Notes—Optional Redemption." We may redeem the Notes at times when prevailing interest rates may be relatively low compared to prevailing rates at the time of issuance of the Notes. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

Risks Related to Our Business

Our operating margins are narrow.

        Our total revenues for the year ended December 31, 2013, were $7.9 billion, while the sum of our cost of goods sold (excluding depreciation) and site level operating expenses for the same period totaled $7.5 billion. Fuel sales in particular generate low gross margin percentages. Our fuel sales for the year ended December 31, 2013, were $6.5 billion and our gross margin on fuel sales was $0.3 billion, or approximately 5.3% of fuel sales. A small percentage decline in our future revenues or increase in our future costs and expenses, especially revenues and costs and expenses related to fuel, may cause our profits to decline or us to incur losses.

Our operations have produced losses.

        From when we began operations on January 31, 2007, through 2010, our business produced losses. Although some of our historical results were impacted by separation obligations with our former management, business reorganizations and other costs that did not recur and we have been profitable in 2011, 2012 and 2013, we believe our losses in prior periods were also the result of the general decline of the U.S. and world economies over which we have no control. We cannot provide any assurance that we will be able to operate profitably in future periods.

Our financial results are affected by U.S. economic conditions.

        The trucking industry is the primary customer for our goods and services. Demand for trucking services in the U.S. generally reflects the amount of commercial activity in the U.S. economy. When the U.S. economy declines, demand for our products and services typically declines. For example, in the recent past declines in housing construction led to less lumber and construction materials being shipped, and these reduced shipments were partly responsible for fewer customers and lower sales volumes at our travel centers. While the U.S. economy has been slowly growing since the recession ended in mid-2009, and trucking activity measures reflect growth in that industry, the strength and sustainability of any economic recovery is uncertain. If the U.S. economy continues to operate as it has over the past few years, or if it worsens, our financial results may not improve and may decline.

We are obligated to pay material amounts of rent to HPT.

        The terms of our leases with HPT require us to pay all of our operating costs and generally fixed amounts of rent. During periods of business decline, like the one we experienced during the most recent U.S. recession (December 2007 through June 2009), our revenues and gross margins may decrease but our minimum rents due to HPT do not decline. A decline in our revenues or an increase in our expenses may make it difficult or impossible for us to meet all of our rent obligations, and, if we default under our HPT leases, we may be unable to continue our business.

Fuel price increases and fuel price volatility negatively affect our business.

        Increasing fuel prices have several adverse impacts upon our business. First, high fuel prices result in higher truck shipping costs. This causes shippers to consider alternative means for transporting freight, which reduces trucking business and, in turn, reduces our business. Second, high fuel prices cause our trucking customers to seek cost savings throughout their businesses. This has resulted in many customer measures to conserve fuel, such as lower maximum driving speeds and reduced truck engine idling, reducing total fuel consumption and our fuel sales. Third, higher fuel prices may result in less disposable income for our customers to purchase our nonfuel goods and services. Fourth, higher and more volatile fuel commodity prices increase the working capital needed to maintain our fuel inventories and receivables, and this increases our costs of doing business. Further, increases in fuel prices may place us at a cost disadvantage to our competitors that may have larger fuel inventories or forward contracts executed during periods of lower fuel prices. If fuel commodity prices or fuel price volatility increase, our financial results may not improve and may worsen.

Increasing truck fuel efficiency may adversely impact our business.

        Government regulation and the high cost of motor fuels are causing truck manufacturers and our trucking customers to focus on fuel efficiency. The largest part of our business consists of selling motor fuel. If our trucking customers purchase less motor fuel because their trucks are operated more efficiently, our financial results will decline unless we are able to sufficiently offset those declines by selling substitute or other products or services, gaining market share or increasing our gross margins per gallon of fuel sold on lower volumes of fuel sales. It is unclear whether we will be able to operate our travel centers profitably if the amount of motor fuels used by the U.S. trucking industry declines because of fuel use efficiencies. If and as truck fuel use efficiency continues to increase and if we are unable to sufficiently increase our sales of other products and services to gain market share or to increase our profit margins on lower fuel volumes, our profits may decline or we may incur losses.

Climate change and other environmental legislation and regulation and market reaction thereto may decrease demand for our major product, diesel fuel, and require us to make significant capital or other expenditures, which may adversely affect our business.

        Climate change legislation and regulation, including those addressing greenhouse gas emissions, and market reaction to any such legislation or regulation or to climate change concerns, may decrease the demand for our major product, diesel fuel, and may require us to make significant capital or other expenditures. Legislative and regulatory initiatives requiring increased truck fuel efficiency have accelerated in the United States, and these mandates have and may continue to result in decreased demand for diesel fuel, which could have a material adverse effect on our business, financial condition and results of operations. Increased costs incurred by our suppliers as a result of climate change or other environmental legislation or regulation may be passed on to us in the prices we pay for our fuel supplies, but we may not be able to pass on those increased costs to our customers. Increased fuel costs resulting from these reasons would likely have similar effects on our business, operations and liquidity as discussed elsewhere regarding high fuel costs, including decreased demand for our fuel at our locations, increased working capital needs and decreased fuel gross margins. Further, legislation and regulations that limit carbon emissions may cause our energy costs at our locations to increase. Moreover, technological changes developed or changes in customer transportation or fueling preferences, including as a result of or in response to any such legislation, regulation or market reaction, may require us to make significant capital or other expenditures to adopt those technologies or to address those changed preferences and may decrease the demand for products and services sold at our locations. For example, federal and state governmental requirements addressing emissions from trucks and other motor vehicles, such as the U.S. Environmental Protection Agency's gasoline and diesel sulfur control requirements that limit the concentration of sulfur in motor gasoline and diesel fuel, could negatively impact our business by making the fuel more expensive and causing our customers to buy less. For more information regarding climate change matters and their possible adverse impact on us, please see "Management's Discussion and Analysis—Environmental and Climate Change Matters" in our 2013 Form 10-K and in our Third Quarter 10-Q.

Our travel centers require regular and substantial maintenance and capital investments.

        Our travel centers are open for business 24 hours per day, 365 days per year. Also, many of our travel centers were originally constructed more than 25 years ago. Because of the age of many of our travel centers and because of the nature and intensity of the uses of our travel centers, our travel centers require regular and substantial expenditures for maintenance and capital investments to remain functional and attractive to customers. If we cannot access capital necessary to maintain our properties, our business may decline and our profits may decline or we may incur losses. Also, deferring certain capital expenditures in the near term may require us to make even larger amounts of capital expenditures in the future. Although we may request that HPT purchase future renovations, improvements and equipment at the travel centers that we lease from HPT, HPT is not obligated to purchase any amounts and any amounts it purchases will result in an increase in our rent payable to HPT.

Our failure to prepare and timely file our periodic reports with the SEC and the existence of material weaknesses in our internal control over financial reporting may adversely affect our access to the public markets to raise debt or equity capital as necessary to make required investments in our properties or to implement our business strategies.

        We are not currently able to use a "short form" shelf registration statement on Form S-3 to access the public markets to raise capital, and we will not be able to do so until we have timely filed all required reports under the Exchange Act for a twelve-month period prior to filing such a registration statement. We may use a registration statement on Form S-1 to register a sale of our securities to raise capital or complete acquisitions, but doing so would likely increase transaction costs and the time required to raise capital and adversely impact our ability to raise capital or complete acquisitions in a timely manner. In addition, as noted in our 2013 Form 10-K, material weaknesses were present as of December 31, 2013 in our internal control over financial reporting. As of September 30, 2014, these material weaknesses have not been remediated. These matters could adversely affect our ability to make the capital investments necessary to maintain our properties or prevent us from pursuing transactions or implementing business strategies that we might otherwise believe are beneficial to our business. Until we have maintained timely compliance with our reporting obligations under the Exchange Act for a period of no less than twelve full consecutive calendar months, we will be ineligible to use shorter and less costly filings, such as a registration statement on Form S-3, to register our securities for sale. The existence of material weaknesses in our internal control over financial reporting may make potential investors less willing or unwilling to purchase our securities for what we believe is a fair price, or at all.

We rely upon trade creditors for a significant amount of our working capital and the availability of alternative sources of financing may be limited.

        Our fuel purchases are our largest operating cost. Historically, we have paid for our fuel purchases after delivery. In the past, when our fuel costs increased with the increase in commodity market prices, some of our fuel suppliers were unwilling to adjust the amounts of our available trade credit to accommodate the increased costs of fuel that we purchased; for example, a $10 million amount of trade credit will allow us to purchase 5 million gallons of fuel at $2.00 per gallon, but only 3.33 million gallons at $3.00 per gallon. Also, our historical financial results and general U.S. economic conditions have caused some fuel suppliers to request letters of credit or other forms of security for our purchases. We cannot predict how high or low fuel prices may be in the future, and fuel commodity prices significantly impact our working capital requirements.

        Although we maintain a credit facility permitting borrowings of up to $200 million, subject to limits based upon qualified collateral, we typically utilize a large portion of that facility for issuances of letters of credit to our fuel suppliers to secure our fuel purchases and to taxing authorities (or surety bond providers) for fuel taxes. In addition, our qualified collateral historically has been below the amount required to permit the entire $200 million under our credit facility to be available to us for borrowings. At September 30, 2014, a total of $141.2 million was available to us for loans and letters of credit under the credit facility, of which we had used $41.9 million for outstanding letters of credit issued under that facility to secure certain purchases, insurance, fuel tax and other trade obligations. Any increased investment in working capital decreases our financial flexibility to use our capital for other business purposes or to fund our operations and may cause us to suffer losses.

        Although we own 36 travel center premises and 27 gasoline/convenience store premises which are not encumbered by mortgage or other secured indebtedness, our credit facility is secured by substantially all of our cash, accounts receivable, inventory, equipment and intangible assets and imposes restrictions on our ability to incur additional indebtedness or to grant security interests in our assets. Further, under our HPT leases, subject to certain exceptions, our tenant subsidiaries may not incur debt secured by any of their assets used in the operation of the leased travel centers without HPT's consent. Because security interests in a significant amount of our assets have already been granted and we are contractually limited in our ability to incur additional debt or grant security interests, our ability to obtain additional financing may be limited.

An interruption in our fuel supplies would materially adversely affect our business.

        To mitigate the risks arising from fuel price volatility, we generally maintain limited fuel inventories. Accordingly, an interruption in our fuel supplies would materially adversely affect our business. Interruptions in fuel supplies may be caused by local conditions, such as a malfunction in a particular pipeline or terminal, by weather related events, such as hurricanes in the areas where petroleum or natural gas is extracted or refined, or by national or international conditions, such as government rationing, acts of terrorism, wars and the like. Further, our fuel suppliers may fail to provide us with fuel due to these or other reasons. Any limitation in available fuel supplies or on the fuel we can offer for sale may cause our profits to decline or us to experience losses.

Our storage and dispensing of petroleum products and natural gas create the potential for environmental damages, and compliance with environmental laws is often expensive.

        Our business is subject to laws relating to the protection of the environment. The travel centers and convenience stores we operate include fueling areas, truck repair and maintenance facilities and tanks for the storage and dispensing of petroleum products, natural gas and other hazardous substances, all of which create the potential for environmental damage. As a result, we regularly incur environmental clean up costs. Our balance sheet as of September 30, 2014, included an accrued liability of $5.2 million for environmental remediation and related costs. Because of the uncertainties associated with environmental expenditures, it is possible that future expenditures could be substantially higher than this amount. Environmental laws expose us to the possibility that we may become liable to reimburse governments or others for damages and costs they incur in connection with environmental hazards or liable for fines and penalties for failure to comply with environmental laws. We cannot predict what environmental legislation or regulations may be enacted or how existing laws or regulations will be administered or interpreted with respect to our products or activities in the future; more stringent laws, more vigorous enforcement policies or stricter interpretation of existing laws in the future could cause us to expend significant amounts or experience losses.

        In our experience, the risk of being subject to regulatory review and proceedings for environmental related matters is greater in certain jurisdictions, such as the State of California. We have significant operations in the State of California and are currently and have in the past been subject to regulatory review and proceedings for environmental related matters and may in the future be subject to similar reviews and proceedings in that state or elsewhere. Although to date our environmental regulatory matters in the State of California have not resulted in settlements or judgments against us, or otherwise resulted in our paying or agreeing to pay amounts, which have had, or which we expect would reasonably be likely to have, a material adverse effect on our business, there can be no assurance that they will not have such an effect or that environmental regulatory reviews or proceedings elsewhere would not have such an effect on us.

        Under the leases between us and HPT, we generally have agreed to indemnify HPT from environmental liabilities it may incur arising at any of the properties we lease from HPT. Under our agreement with Equilon Enterprises LLC doing business as Shell Oil Products US, or Shell, we have agreed to indemnify Shell and its affiliates from certain environmental liabilities they may incur with respect to our travel centers where natural gas fueling lanes have been installed. Although we maintain insurance policies which cover our environmental liabilities, that coverage may not adequately cover liabilities we may incur. To the extent we incur material amounts for environmental matters for which we do not receive insurance or other third party reimbursement or for which we have not recognized a liability in prior years, our operating results may be materially adversely affected. In addition, to the extent we fail to comply with environmental laws and regulations, or we become subject to costs and requirements not similarly experienced by our competitors, our competitive position may be harmed. Also, to the extent we are or become obligated to fund any such liabilities, such funding obligation could materially adversely affect our liquidity and financial position.

Consolidation of our competitors and the third party fuel card companies may negatively affect our business.

        In 2010, the largest companies in our industry based on diesel fuel volume combined to form Pilot Flying J. As a result of this combination, increased competitive pressure could negatively impact our sales volumes and profitability and increase our site level operating expenses and selling, general and administrative expenses. In addition, most of our trucking customers transact business with us by use of fuel cards, which are issued by third party fuel card companies. The fuel card industry has only a few significant participants, including Comdata Network, Inc., or Comdata, the largest issuer of fuel cards, and Electronic Funds Source, LLC, or EFS. EFS itself is the product of the combination during 2011 and 2012 of the fuel card businesses of Transportation Clearing House LLC, EFS Transportation Services, Inc. and T-Check Systems, each previously one of the larger competitors to Comdata in the fuel card industry, making, we believe, EFS the second largest competitor in the fuel card industry. We are unable to determine the extent of the effect that competition, or lack thereof, between Comdata and EFS in particular, may result in future increases in our transaction fee expenses or working capital requirements, or both.

The convenience store business is subject to intense competition.

        The convenience store industry in the U.S. and in the geographic areas in which we operate is highly competitive and fragmented with ease of entry and constant change in the number and types of retailers offering the products and services similar to those we provide. We compete with other convenience store chains, independent convenience stores, supermarkets, drugstores, discount clubs, motor fuel service stations, mass merchants, fast food operations and other similar retail outlets. In recent years, several non-traditional retailers, such as supermarkets, club stores and mass merchants, have begun to compete directly with convenience stores, particularly in the sale of motor fuel and their market share is expected to grow. Increased competition or new entrants to the industry could result in reduction of our gross margins. Additionally, a large number of our convenience stores are in Kentucky, making our convenience store business particularly vulnerable to changes in economic conditions in Kentucky.

We rely on information technology in our operations, and any material failure, inadequacy, interruption or security failure of information technology could harm our business.

        We rely on information technology networks and systems including the Internet, or IT systems, to process, transmit and store electronic information, including financial records and personal identifying information such as employee and payroll data and workforce scheduling information, and to manage or support a variety of business processes, including our supply chain, retail sales, credit card payments and authorizations, financial transactions, banking and numerous other processes and transactions. We purchase some of the IT systems we use from vendors on whom our IT systems materially depend. We rely on commercially available and proprietary IT systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential customer information, such as payment card and credit information. In addition, the IT systems we use for transmission and approval of payment card transactions, and the technology utilized in payment cards themselves, may put payment card data at risk; and some of these IT systems are determined and controlled by the payment card suppliers and not by us. Although we have taken steps to protect and maintain the security of the IT systems we use and the data maintained in them, it is possible that our security measures will not prevent the improper functioning of or damage to the IT systems we use, or the improper access to such IT systems or disclosure of personally identifiable or confidential information, such as in the event of a cyber attack. Security breaches, including physical or electronic break ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any compromise or breach of our IT systems could cause material interruptions in our operations, damage our reputation, require significant expenditures to determine the severity and scope of the breach, subject us to material liability claims, material claims of banks and credit card companies or regulatory penalties, reduce our customers' willingness to conduct business with us and could have a material adverse effect on our business, financial condition and results of operations. Moreover, if we have not adopted technologies to support chip and PIN credit cards by the deadlines set by the credit card companies, those companies will not pay us for fraudulent transactions. Further, the failure of the IT systems we use to operate effectively, or problems we may experience with maintaining the IT systems we currently use or transitioning to upgraded or replacement systems, could significantly harm our business and operations and cause us to incur significant costs to remediate such problems.

Many of our labor costs cannot be easily reduced without adversely affecting our business.

        To maintain and manage our operations requires certain minimum staffing levels to operate our travel centers 24 hours per day, 365 days per year, and we attempt to manage our staffing so to avoid excess, unused capacity. As a result, it may be difficult for us to effect future reductions in our staff without adversely affecting our business prospects. Certain aspects of our business require higher skilled personnel, such as truck service technicians. Hiring, training and maintaining higher skilled personnel can be costly, particularly if turnover is high. Further, as we grow our business, particularly the aspects of our business that require higher skilled personnel, we may experience increased difficulty with staffing those positions with qualified personnel and may incur greater costs to do so. Also, certain opportunities for sales may be lost if staffing levels are reduced too much or if we are unable to maintain a sufficient number of higher skilled employees. In addition, costs for health care and other benefits, due to regulation, market factors or otherwise, may further increase our labor costs.

Our customers may become unable to pay us when we extend credit.

        We sell some of our products on credit. Customers purchasing fuel or other goods or services on credit from us may not pay, or they may extend the payment periods, for products sold to them on credit. In light of the challenging economic conditions that have existed in the U.S. generally during and since the recent recession and in the trucking industry specifically, and the slow and uneven recovery and expansion of the U.S. economy since the recession, the risk that some of our customers may not pay us may be greater at present than it had been prior to the recession. Also, to the extent that we are unable to collect receivables owed to us in a timely fashion, we may be required to increase amounts invested in our working capital, which could have a material adverse effect on our business, results of operations or financial condition.

We are involved in litigation which is expensive and may have adverse impacts upon our business.

        We have in the recent past been involved in litigation, certain matters of which are ongoing, which was expensive and had adverse consequences to us, and we may become involved in new litigation matters that may be expensive and may have adverse consequences to us. If litigation matters continue for extended periods or if they result in judgments adverse to us, our profits may decline or we may experience losses. We have defended, and will continue to defend, vigorously against litigation challenges. However, we or our subsidiaries may enter into settlement discussions in particular cases if we believe it is in our best interests to do so. Settlement of, or failure to successfully defend, litigation could result in liability that could have a material adverse effect on our results of operations, financial condition and cash flows. For additional information about material pending legal proceedings see Item 3, "Legal Proceedings," in our 2013 Form 10-K and Note 7 to our condensed consolidated financial statements in our Third Quarter 10-Q.

Our franchisees may become unable to pay our rents, franchise royalties and other amounts due to us and we have limited control of our franchisees.

        Five travel centers that we lease from HPT are subleased to franchisees. A failure by our franchisees to pay rents to us would not affect our minimum rent payable to HPT. As of September 30, 2014, an additional 25 travel centers not owned by us or HPT are operated by franchisees. For the nine months ended September 30, 2014, the rent, franchise royalty and other revenue generated from all of our franchisee relationships was $9.3 million. We believe the difficult business conditions that have affected the travel centers that we operate during and since the most recent U.S. recession, including the effects of U.S. economic conditions and volatile fuel commodity prices, have also adversely affected our franchisees and may make it difficult for our franchisees to pay the rent, franchise royalties and other amounts due to us. In addition, our sublease and franchise agreements with our franchisees are subject to periodic renewal by us or the franchisee. Also, various laws and our existing franchise agreements limit the control we may exercise over our franchisees' business activities. A failure by our franchisees to pay rent, franchise royalties and other amounts due to us, or the termination or non-renewal of a significant number of our franchise agreements, may cause our profits to decline.

Our sales could be harmed if we or our suppliers, franchisors, licensors or franchisees become associated with negative publicity.

        We operate our travel centers nationwide and operate convenience stores under a small number of brand names. We sell branded gasoline at most of our locations and many of our locations have QSRs operating under brands we do not own. In addition, we resell numerous other products we obtain from third parties. If the companies or brands associated with our products and offerings become associated with negative publicity, our customers may avoid purchasing these products and offerings, including at our locations, and may avoid visiting our locations because of our association with the particular company or brand. The control we may exercise over our franchisees is limited. Negative publicity or reputational damage relating to any of our franchisees may be imputed to our entire company and business. If we were to experience these or other instances of negative publicity or reputational damage, our sales and results of operations may be harmed.

Privatization of toll roads or of rest areas may negatively affect our business.

        Some states have privatized their toll roads that are part of the interstate highway system. We believe it is likely that tolls will increase on privatized highways. In addition, some states may increase tolls for their own account. If tolls are introduced or increased on highways in the proximity of our locations, our business at those travel centers may decline because truckers and motorists may seek alternative routes. Similarly, some states have privatized or are considering privatizing their publicly owned highway rest areas. If publicly owned rest areas along highways are privatized and converted to travel centers in the proximity of some of our locations, our business at those locations may decline and we may experience losses.

We may be unable to utilize our net operating loss carryforwards.

        Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, imposes limitations on the ability of a company taxable as a corporation that undergoes an "ownership change," as defined by the Code, to use its net operating loss carryforwards and certain other tax benefits and deductions to reduce its tax liability. As a result of certain trading in our shares during 2007, we experienced an ownership change. Consequently, we may be unable to use some or all of our net operating loss generated in 2007 to offset any future taxable income we may generate and the existence of a net unrecognized built in loss at the time of this ownership change could limit our future tax deductions for a five year period after the ownership change. If we experience additional ownership changes, our net operating losses and tax credit carryforwards generated after 2007 could be subject to limitations on usage and the existence of a net unrecognized built-in loss at the time of an ownership change could limit our future tax deductions for a five year period after the ownership change. In 2009, our bylaws were amended to impose certain restrictions on the transfer of our shares in order to help us preserve the tax treatment of our net operating losses and other tax benefits (see below for a discussion of the risks related to our ownership limitations under the heading "—Risks Arising from Certain Relationships of Ours and Our Organization and Structure").

If we fail to maintain effective internal control over financial reporting, our financial reporting could be inaccurate or not timely.

        Internal control systems are intended to provide reasonable assurance regarding the preparation and fair presentation of published financial statements. We concluded that our internal controls over financial reporting were not effective as of December 31, 2013. As described in Item 9A of our 2013 Form 10-K, during 2013 we identified certain material weaknesses in our internal control over financial reporting with respect to accounting for income taxes, a lack of sufficient accounting department personnel and our financial statement close process. While we have made changes to improve our internal control over financial reporting, these material weaknesses had not yet been remediated as of

September 30, 2014. We cannot assure you that our actions will be completely effective or that we will not discover other material weaknesses in our controls. If we fail to maintain effective internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, our business and financial condition could be harmed, investors may lose confidence in our reported financial information and the market price of our common shares or other securities may decline.

Risks Related to Our Acquisition and Development Plans

Acquisitions may be more difficult, costly or time consuming than expected and the anticipated benefits of a particular transaction may not be fully realized.

        Travel centers that we acquire often require substantial improvements in order to be brought up to our standards, which improvements require an extended period of time to plan, design, permit and complete, often followed by a period of time to mature and become part of our customers' supply networks. We estimate that our travel center acquisitions generally will achieve stabilized financial results in approximately the third year after acquisition, but actual results can vary widely from this estimate. If improvements are more difficult, costly or time consuming than expected or if reaching maturity takes longer than expected or does not occur at all, our business, financial condition or results of operations could be negatively affected.

        Additionally, the success of any acquisition, including the realization of anticipated benefits and cost savings, will depend, in part, on our ability to successfully combine the acquiree's business and ours. The integration may be more difficult, costly or time consuming than expected, may result in the loss of key employees or business disruption to us, or may adversely affect our ability to maintain relationships with customers, suppliers and employees or to fully achieve the anticipated benefits and cost savings of the acquisition. If we experience difficulties with the integration process for a particular acquisition, the anticipated benefits of the transaction may not be realized fully or at all, or may take longer to realize than expected. Integration efforts may also divert management attention and resources. These matters could have an adverse effect on us for an undetermined period after completion of a transaction.

The obligations and liabilities with respect to an acquisition, some of which may be unanticipated or unknown, may be greater than we have anticipated, which may diminish the value of the acquisition to us.

        We may acquire obligations and liabilities in a particular transaction, some of which may not have been disclosed to us, may not be reflected or reserved for in the acquiree's historical financial statements, or may be greater than we have anticipated. These obligations and liabilities could have a material adverse effect on our business, financial condition or results of operations.

We may not complete our planned travel center development projects within the time frame or for the investment we anticipate, or at all, and the anticipated benefits of the new travel centers may not be fully realized.

        Our planned travel center development projects could be delayed or not completed or could require a greater investment of capital or management time, or both, than we expect. Additionally, if we design, plan, permit or construct a project but do not complete it, we may incur substantial costs without realizing any expected benefits. Additionally, the travel centers we construct may not generate the financial returns we anticipate.

Risks Arising from Certain Relationships of Ours and Our Organization and Structure

Our business is subject to possible conflicts of interest with HPT and Reit Management & Research LLC, or RMR.

        Our business is subject to possible conflicts of interest, as follows:

  •
  We have five Directors: one of whom, Barry M. Portnoy, also is a managing trustee of HPT, and Chairman, the majority owner and an employee of RMR, which provides management services to us and to HPT; one of whom, Arthur G. Koumantzelis, is a former trustee of HPT from prior to when we became a separate public company; one of whom, Lisa Harris Jones, is a member of a law firm that previously had provided professional services to RMR; and one of whom, Thomas M. O'Brien, is a former executive officer of HPT from before we became a separate public company. Further, Mr. Portnoy and two of our Independent Directors are members of the boards of trustees or boards of directors of other public companies to which RMR or its affiliates provides management services.

  •
  Mr. O'Brien, our President and Chief Executive Officer, Andrew J. Rebholz, our Executive Vice President, Chief Financial Officer and Treasurer, and Mark R. Young, our Executive Vice President and General Counsel, are also officers of RMR.

  •
  We lease a large majority of our travel centers from HPT.

  •
  RMR provides us business management and shared services pursuant to a business management and shared services agreement and property management services with respect to our headquarters building pursuant to a property management agreement, and RMR provides business and property management services to HPT.

  •
  In the event of conflicts between us and RMR, any affiliate of RMR or any publicly owned entity with which RMR has a relationship, including HPT, our business management and shared services agreement allows RMR to act on its own behalf and on behalf of HPT or such other entity rather than on our behalf.

  •
  RMR's simultaneous contractual obligations to us and HPT create potential conflicts of interest, or the appearance of such conflicts.

        In connection with the agreement we entered as part of the HPT Transaction, we granted HPT a right of first refusal to purchase, lease, mortgage or otherwise finance any interest we own in a travel center before we sell, lease, mortgage or otherwise finance that travel center with another party, and we granted HPT and other entities to which RMR provides management services a right of first refusal to acquire or finance any real estate of the types in which they invest before we do, which could limit our ability to purchase or finance our properties or properties we may wish to invest in or acquire in the future. Also, under this agreement we agreed not to take any action that might reasonably be expected to have a material adverse impact on HPT's ability to qualify as a real estate investment trust, or REIT.

        We believe that our historical and ongoing business dealings with HPT and RMR have benefited us and that, despite the foregoing possible conflicts of interest, the transactions we have entered with HPT and RMR since the HPT Transaction have been commercially reasonable and not less favorable than otherwise available to us. Nonetheless, in the past, in particular following periods of volatility in the overall market or declines in the market price of a company's securities, shareholder litigation, dissident shareholder director nominations and dissident shareholder proposals have often been instituted against companies alleging conflicts of interest in business dealings with affiliated and related persons and entities. Our relationships with HPT, RMR, Affiliates Insurance Company, or AIC, an Indiana insurance company, the other businesses and entities to which RMR provides management services, Barry Portnoy and other related parties of RMR may precipitate such activities. These activities, if instituted against us, could result in substantial costs and a diversion of our management's attention even if the action is unfounded.

We have significant commercial arrangements with RMR and HPT and we are dependent on those arrangements in operating our business.

        We are party to a business management and shared services agreement with RMR, whereby RMR assists us with various aspects of our business, and a property management agreement with RMR, whereby RMR manages our headquarters office building. One of our Directors is the majority owner and Chairman of RMR. One of our other Directors, President and Chief Executive Officer, our Executive Vice President, Chief Financial Officer and Treasurer and our Executive Vice President and General Counsel are also officers of RMR. Most of the travel centers that we operate are leased by us, principally from HPT. As a result of these factors, we are dependent on our arrangements with RMR and HPT in operating our business and any adverse developments in those arrangements could have a material adverse effect on our business and our ability to conduct our operations.

Territorial restrictions placed on us by our leases with HPT and our franchise agreements with our franchisees could impair our ability to grow our business.

        Under our leases with HPT, without the consent of HPT, we generally cannot own, franchise, finance, operate, lease or manage any travel center or similar property within 75 miles in either direction along the primary interstate on which a travel center owned by HPT is located. Under the terms of our franchise agreements for TA travel centers, generally we have agreed not to operate, or allow another person to operate, a travel center or travel center business that uses the TA brand in a specified territory for that TA branded franchise location. Under the terms of our franchise agreements for Petro travel centers, generally we have agreed not to operate, or allow another person to operate, a travel center or travel center business that uses the Petro brand in a specified territory for that Petro branded franchise location. As a result of these restrictions, we may be unable to develop, acquire or franchise a travel center in an area in which an additional travel center may be profitable, thereby losing an opportunity for future growth of our business.

Ownership limitations and certain other provisions in our limited liability company agreement, bylaws and certain material agreements may deter, delay or prevent a change in our control or unsolicited acquisition proposals.

        Our limited liability company agreement, or our LLC agreement, and bylaws contain separate provisions which prohibit any shareholder from owning more than 9.8% and 5% of the number or value of any class or series of our outstanding shares. The 9.8% ownership limitation in our LLC agreement is consistent with our contractual obligations with HPT to not take actions that may conflict with HPT's status as a REIT under the Code. The 5% ownership limitation in our bylaws is intended to help us preserve the tax treatment of our tax credit carryforwards, net operating losses and other tax benefits. We also believe these provisions promote good orderly governance. These provisions inhibit acquisitions of a significant stake in us and may deter, delay or prevent a change in our control or unsolicited acquisition proposals that a shareholder may consider favorable. Additionally, provisions contained in our LLC agreement and bylaws may have a similar impact, including, for example, provisions relating to:

  •
  the division of our Directors into three classes, with the term of one class expiring each year, which could delay a change of control;

  •
  the authority of our Board of Directors, and not our shareholders, to adopt, amend or repeal our bylaws and to fill vacancies on the Board of Directors;

  •
  limitations on the ability of shareholders to cause a special meeting of shareholders to be held and a prohibition on shareholders acting by written consent unless the consent is a unanimous consent of all our shareholders entitled to vote on the matter;

  •
  required qualifications for an individual to serve as a Director and a requirement that certain of our Directors be "Managing Directors" and other Directors be "Independent Directors," as defined in the governing documents;

  •
  the power of our Board of Directors, without shareholders' approval, to authorize and issue additional shares of any class or type on terms that it determines;

  •
  limitations on the ability of our shareholders to propose nominees for election as Directors and propose other business to be considered at a meeting of shareholders;

  •
  a requirement that an individual Director may only be removed for cause and then only by unanimous vote of the other Directors; and a 75% shareholders' vote and cause requirements for removal of our entire Board of Directors;

  •
  a 75% shareholders' vote requirement for shareholder nominations and other proposals that are not approved by our Board of Directors;

  •
  our election to be governed by Section 203 of the Delaware General Corporation Law, which would prohibit us from engaging in a business combination with an interested shareholder, generally a person that together with its affiliates owns or within the last three years has owned 15% of our voting shares, for a period of three years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner;

  •
  requirements that shareholders comply with regulatory requirements (including Louisiana, Montana and Nevada gaming and Indiana insurance licensing requirements) affecting us which could effectively limit share ownership of us, including in some cases, to 5% of our outstanding shares; and

  •
  requirements that any person nominated to be a Director comply with any clearance and pre-clearance requirements of state gaming or insurance licensing laws applicable to our business.

        In addition, the HPT leases, our shareholders agreement with respect to AIC, our business management and shared services agreement with RMR and our credit facility each provide that our rights and benefits under those agreements may be terminated in the event that anyone acquires more than 9.8% of our shares or we experience some other change in control, as defined in those agreements, without the consent of HPT, RMR or the lenders under the credit facility, respectively, and that AIC and the other shareholders of AIC may have rights to acquire our interests in AIC if such an acquisition occurs or if we experience some other change of control. In addition, our obligation to repay deferred rent then outstanding under our amended leases with HPT may be accelerated if, among other things, a Director not nominated or appointed by the then members of our Board of Directors is elected to our Board of Directors or if our shareholders adopt a proposal (other than a precatory proposal) not recommended for adoption by the then members of our Board of Directors. For these reasons, among others, our shareholders may be unable to realize a change of control premium for securities they own or otherwise effect a change of our policies or a change of our control.

Our rights and the rights of our shareholders to take action against our Directors, officers, HPT and RMR are limited.

        Our LLC agreement eliminates the personal liability of each of our Directors to us and our shareholders for monetary damages for breach of fiduciary duty as our Director, except for a breach of the Director's duty of loyalty to us or our shareholders as modified by our LLC agreement, for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law or for any transaction from which the Director derived an improper personal benefit. Our LLC agreement also provides that our Directors and officers, HPT, RMR and the respective directors and officers of HPT and RMR shall not be liable for monetary damages to us or our shareholders for losses sustained or liabilities incurred as a result of any act or omission by any of them unless there has been a final, nonappealable judgment entered by a court determining that such person or entity acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that his, her or its conduct was unlawful.

        Our LLC agreement also generally requires us to indemnify, to the fullest extent permitted by law, our present and former Directors and officers, HPT, RMR and the respective directors and officers of HPT and RMR for losses they may incur arising from claims or actions in which any of them may be involved in connection with any act or omission by such person or entity in good faith on behalf of or with respect to us. We also have similar obligations to our Directors and officers under individual indemnification agreements with such persons. In addition, we may be obligated to pay or reimburse the expenses incurred by our present and former Directors and officers, HPT, RMR and the respective directors and officers of HPT and RMR without requiring a preliminary determination of their ultimate entitlement to indemnification. As a result, we and our shareholders may have more limited rights against our present and former Directors and officers, HPT, RMR and the respective directors and officers of HPT and RMR than might otherwise exist absent the provisions in our LLC agreement and our indemnification agreements or that might exist with other companies, which could limit our shareholders' recourse in the event of actions not in our shareholders' best interest.

Disputes with HPT and RMR and shareholder litigation against us or our Directors and officers may be referred to binding arbitration proceedings.

        Our contracts with HPT and RMR provide that any dispute arising under those contracts may be referred to binding arbitration proceedings. Similarly, our LLC agreement and bylaws provide that actions by our shareholders against us or against our Directors and officers, including derivative and class actions, may be referred to binding arbitration proceedings. As a result, we and our shareholders would not be able to pursue litigation for these disputes in courts against HPT, RMR or our Directors and officers if the disputes were referred to arbitration. In addition, the ability to collect attorney's fees or other damages may be limited in the arbitration proceedings, which may discourage attorneys from agreeing to represent parties wishing to commence such a proceeding.

We may experience losses from our business dealings with AIC.

        As of September 30, 2014, we have invested approximately $6.1 million in AIC, we have purchased substantially all of our property insurance in a program designed and reinsured in part by AIC and we periodically consider the possibilities for expanding our relationship with AIC to other types of insurance. As of September 30, 2014, we, RMR and five other companies to which RMR provides management services each own 14.3% of AIC, and we and those other AIC shareholders participate in a combined insurance program designed and reinsured in part by AIC. Our principal reason for investing in AIC and for purchasing insurance in these programs is to seek to improve our financial results by obtaining improved insurance coverages at lower costs than may be otherwise available to us or by participating in any profits which we may realize as an owner of AIC. While we believe we have in the past benefitted from these arrangements, these beneficial financial results may not occur in the future, and we may need to invest additional capital in order to continue to pursue these results. AIC's business involves the risks typical of an insurance business, including the risk that it may be insufficiently capitalized. Accordingly, financial benefits from our business dealings with AIC may not be achieved in the future, and we may experience losses from these dealings.

The licenses, permits and related approvals for our operations may restrict our ownership or prevent or delay any change of control of us.

        We have locations in Illinois, Louisiana, Montana and Nevada which include gaming operations. As a result, we and our subsidiaries involved in these operations are subject to gaming regulations in those states. Under state gaming regulations, which can vary by jurisdiction:

  •
  shareholders whose ownership of our securities exceeds certain thresholds may be required to report their holdings to and to be licensed, found suitable or approved by the relevant state gaming authorities;

  •
  persons seeking to acquire control over us or over the operation of our gaming license are subject to prior investigation by and approval from the relevant gaming authorities;

  •
  persons who wish to serve as one of our Directors or officers may be required to be approved, found suitable and in some cases licensed, by the relevant state gaming authorities; and

  •
  the relevant state gaming authorities may limit our involvement with or ownership of securities by persons they determine to be unsuitable.

        As an owner of AIC, we are licensed and approved as an insurance holding company, and any shareholder who owns or controls 10% or more of our securities or anyone who wishes to solicit proxies for election of, or to serve as, one of our Directors or for another proposal of business not approved by our Board of Directors may be required to receive pre-clearance from the relevant insurance regulators.

        The gaming and insurance regulations to which we are subject may discourage or prevent investors from nominating persons to serve as our Directors, from purchasing our securities, from attempting to acquire control of us or otherwise implementing changes that they consider beneficial.

OUR COMPETITIVE STRENGTHS AND GROWTH STRATEGIES

Our Competitive Strengths

        We believe we possess a number of competitive strengths that enable us to be a leader in our industry and may enable us to enhance this leadership position in the future:

Broad Geographic Footprint

        As of September 30, 2014, we operated or franchised 250 travel centers in 43 U.S. states and in Canada. With few exceptions, our travel centers are located near U.S. interstate highway system exits and we believe many of these locations would be very difficult to effectively duplicate. We estimate that approximately 50% of our sites are in the 10 states with the highest concentration of interstate highway system truck traffic. We believe we are the second largest operator and franchisor of travel centers located near the interstate highway system in the U.S.

Large Facilities

        Our typical travel center is located on approximately 25 acres, has 189 truck parking spaces, 100 car parking spaces, 10 truck fueling lanes and five car fueling positions. We believe that our average travel center is significantly larger than the average site operated by our competition. For example, we believe the typical location of our largest chain competitor offers approximately 100 truck parking spaces. We also believe that this size advantage is a competitive advantage because it provides for easier vehicle maneuverability by our customers, which lowers the risk of vehicular collisions or other accidental damage and increases the likelihood that a customer will be able to locate a parking spot quickly during his or her nondriving hours. We believe that these factors may lead to a higher level of customer satisfaction.

Full Service Offering

        We believe that we offer the broadest network of travel centers in the U.S. that are considered to be "full service." We believe our travel centers provide our customers with more driver amenities than any other chain of travel centers. Our full service offering includes what we believe is the travel center industry's largest large truck repair and maintenance business, a food service offering that leads the industry in variety of brands and in number of table service restaurants, including well known QSR brands and proprietary table service brands, a large convenience store offering, driver lounges, wide screen theaters, fitness rooms, barber shops, medical clinics, video game rooms, laundry service, ATMs, scanning and faxing, check cashing, mailing services, truck weigh scales, WiFi services and other amenities. Our ReserveIt! program provides truck drivers the opportunity to reserve a parking space at our travel centers for a fee. We believe that our travel centers' full service characteristics are a key factor in our ability to attract our customers.

Industry Leading Truck Repair Service

        We believe that we operate our industry's largest, nationwide, non-dealer network of large truck repair and maintenance services. Our 250 travel center locations include over 1,000 truck repair and service bays, and we employ over 2,500 service technicians and mechanics who perform a wide variety of repair and maintenance services. We believe that our next closest travel center competitor operates fewer than 100 facilities that provide a smaller variety of services. In addition, we are the only non-dealer warranty service provider for Daimler Trucks North America in the U.S. We also operate RoadSquadConnect®, through which we provide emergency roadside services through a network of over 1,200 locations including our travel centers; we utilize over 400 heavy duty emergency vehicles from our company operated sites. We believe our call management and dispatch system centralized in our corporate headquarters enhances the efficiency of RoadSquadConnect®.

Large Variety of Food Services

        We have table service restaurants at 218 of our travel centers and our travel centers include over 290 QSRs operated under a variety of brands, including McDonalds, Burger King, Subway, Starbucks, Popeye's, Dunkin' Donuts, Pizza Hut and Taco Bell, most of which are operated directly by us. We believe that our broad offering of food service options is highly valued by our customers. We believe our largest chain competitor offers table service restaurants in approximately 20% of its locations and that these restaurants are generally operated by third parties.

Our Growth Strategies

        We have identified a number of growth strategies, including opportunities to acquire additional travel centers and convenience stores, to construct new travel centers on land parcels we own or may acquire in the future, and to make improvements to our travel centers that we believe will make them more attractive to customers and help increase our share of the interstate highway market for fuel and nonfuel products and services.

USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be $       million after deducting the underwriting discount and other estimated offering expenses (approximately $       million if the underwriters' overallotment option is exercised in full). We currently intend to use the net proceeds from this offering for general business purposes, including acquisitions and construction of additional travel centers and convenience stores, funding capital improvements to our travel centers and convenience stores, and other expansion activities. We expect to invest the net proceeds from this offering in short term, interest bearing securities pending other uses.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

		Years ended December 31,
	Nine Months Ended September 30, 2014
		2013	2012	2011	2010(2)	2009(2)
Ratio of earnings to fixed charges(1)	1.63	1.01	1.46	1.32	N/A	N/A

(1)
For purposes of calculating the ratio of earnings to fixed charges, fixed charges are calculated by adding (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) an estimate of the interest within rental expense. Earnings are calculated by adding (i) pretax income or loss from continuing operations, (ii) distributed income from equity investees, (iii) fixed charges, and (iv) amortization of capitalized interest, and subtracting (x) interest capitalized and (y) income from equity investments.

(2)
For these periods, earnings were inadequate to cover fixed charges. The amount of the coverage deficiencies were $66,560,000 and $94,363,000 for the years ended December 31, 2010 and 2009, respectively.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2014, on a historical basis and as adjusted to give effect to the sale of the Notes offered hereby. You should read the following table in conjunction with our financial statements, the notes to our financial statements and the other financial data included in or incorporated by reference into this prospectus.

	As of September 30, 2014
	Actual	As adjusted(1)
	(dollars in millions)
Cash and cash equivalents(2)	$126.9	$

Revolving credit facility(3)	—		—
8.25% Senior Notes due 2028	110.0		110.0
% Senior Notes due 2029	—		50.0
Deferred rent obligation(4)	150.0		150.0
Shareholders' equity:
Common shares, no par value, 39,158,666 shares authorized; 37,667,636 shares issued and outstanding	677.3		677.3
Accumulated other comprehensive income	0.6		0.6
Accumulated deficit	(194.7)		(194.7)

Total shareholders' equity	483.2		483.2

Total capitalization	$743.2		$793.2

(1)
Excludes up to an additional $7.5 million aggregate principal amount of Notes issuable upon the exercise of the underwriters' overallotment option.

(2)
We expect that our cash and cash equivalents balance at December 31, 2014, will be significantly less than it was at September 30, 2014, due to seasonality in our business and our capital expenditures and acquisitions, during the fourth quarter.

(3)
At September 30, 2014, approximately $141.2 million was available under this $200 million facility that expires in October 2016, of which we had used $41.9 million for outstanding letters of credit issued under this credit facility.

(4)
This obligation is interest free, $107.1 million is due on December 31, 2022 and $42.9 million is due on June 30, 2024.

DESCRIPTION OF NOTES

        References in this section to "we," "us" and "our" mean TravelCenters of America LLC and not its subsidiaries.

General

        We will issue the Notes under an indenture dated as of January 15, 2013 and a Supplemental Indenture thereto dated as of December     , 2014, together, the Indenture, between us and U.S. Bank National Association, as trustee, or the Trustee. The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. This prospectus briefly summarizes some of the provisions of the Indenture. These summaries are not complete. If you would like more information on these provisions, review the copy of the form of Indenture that we have filed with the SEC. See "Where You Can Find More Information" in this prospectus. You may also review the Indenture at the Trustee's corporate trust office at One Federal Street, 3rd Floor, Boston, Massachusetts 02110.

        The Notes will be a separate series under the Indenture, initially in an aggregate principal amount of $50,000,000 ($57,500,000 aggregate principal amount if the underwriters' overallotment option is exercised in full). This series may be reopened and we may, from time to time, issue additional Notes of the same series. The Notes will mature (unless previously redeemed) on December 15, 2029. The Notes will be issued only in fully registered form without coupons, in denominations and integral multiples of $25.00. The Notes will be evidenced by a global note in book-entry form, except under the limited circumstances described below under "—Form of Notes."

        The Notes will constitute our senior unsecured obligations and will rank pari passu in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will be effectively subordinated to all existing and future secured indebtedness (including all borrowings under our credit facility) to the extent of the value of the assets securing such indebtedness and to all existing and future debt, other liabilities (including deferred rent obligations) and any preferred equity of our subsidiaries. The Notes will not be guaranteed by our subsidiaries. Accordingly, our secured debt and the debt, other liabilities and any preferred equity of our subsidiaries will have to be satisfied in full before you will be able to realize any value from our encumbered or indirectly held assets. As of September 30, 2014, we had no secured indebtedness outstanding (although we have a secured credit facility under which, as of such date, we had availability to borrow up to approximately $141.2 million and against which we had issued $41.9 million of letters of credit). Also as of September 30, 2014, our subsidiaries had total indebtedness of $41.9 million, consisting solely of letters of credit outstanding under our credit facility under which our subsidiaries are either co-borrowers or guarantors; deferred rent obligations of $150 million; and no preferred equity outstanding. In addition, substantially all of our majority-owned U.S. subsidiaries have guaranteed borrowings under our credit facility. Our outstanding other indebtedness is described under "Description of Other Indebtedness." We and our subsidiaries may also incur additional indebtedness, including secured indebtedness.

        The Indenture does not contain any provisions that would limit our ability to incur indebtedness or that would afford you protection in the event of (1) a highly leveraged or similar transaction involving us or any of our affiliates, (2) a change in control or (3) a reorganization, restructuring, merger or similar transaction involving us that may adversely affect you. In addition, we may, in the future, enter into transactions such as the sale of all or substantially all of our assets or a merger or consolidation that would increase the amount of our indebtedness or substantially reduce or eliminate our assets, which might have an adverse effect on our ability to service our indebtedness, including the Notes. See "Risk Factors—Risks Related to this Offering—The indenture does not contain financial covenants and does not limit the amount of indebtedness that we may incur."

Interest and Maturity

        The Notes will bear interest at the rate per annum set forth on the cover page of this prospectus from, and including, December     , 2014, or from, and including, the immediately preceding interest payment date to which interest has been paid. Interest is payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, beginning on February 28, 2015, to the persons in whose names the Notes are registered at the close of business on February 14, May 15, August 15 and November 15, as the case may be, immediately before the relevant interest payment date; provided that a special record date or other arrangements will apply in respect of interest not punctually paid or provided for. Accrued and unpaid interest is also payable on the date of maturity or earlier redemption of the Notes. Interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months. The Notes will mature (unless previously redeemed) on December 15, 2029.

Optional Redemption

        We may, at our option, at any time on or after December 15, 2017, redeem some or all of the Notes by paying 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest, if any, to, but not including, the redemption date.

        We are required to give notice of such a redemption not less than 30 days nor more than 60 days prior to the redemption date to each holder's address appearing in the securities register maintained by the Trustee. In the event we elect to redeem less than all of the Notes, the particular Notes to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

Certain Covenants

Existence

        We will do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights and franchises; provided, however that we will not be required to preserve any such right or franchise if our Board of Directors determines that the preservation thereof is no longer desirable in the conduct of our business and that the loss thereof is not disadvantageous in any material respect to our ability to make payments under the Indenture. In addition, the Indenture does not restrict our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets, provided that any successor or acquirer of the properties and assets of the Company substantially as an entirety must assume all of our obligations under the Indenture and the Notes.

Maintenance of Properties

        We will cause all properties used or useful in the conduct of our or our subsidiaries' business to be maintained and kept in good condition, repair and working order; provided, however, that we shall not be prevented from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our or our subsidiaries' business and not disadvantageous in any material respect to our ability to make payments under the Indenture.

Provision of Financial Information

        If, at any time, we are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, we agree that we will continue to prepare the financial statements and a "Management's Discussion and Analysis of Financial Condition and Results of Operations" substantially similar to that which would have been required to be included in an annual report on Form 10-K and a quarterly report on Form 10-Q if we had been subject to such Exchange Act reporting requirements (with all such financial statements prepared in accordance with Regulation S-X

(or any successor regulation) promulgated by the SEC and all such annual financial statements including a report thereon from our certified independent accountants) and post copies thereof to our website for public availability within 15 days after the time periods that would have been applicable to filing such reports with the SEC in the rules and regulations applicable to such reports if we had been required to file those reports with the SEC; provided, however, that if we are no longer subject to the periodic reporting requirements of the Exchange Act, we will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K (or any successor regulation) promulgated by the SEC, or Item 10(e) of Regulation S-K with respect to any non-GAAP financial measures contained therein (or any successor regulation) or any similar requirement under any other regulation.

No Financial Covenants

        The Indenture does not contain any limit on the amount of indebtedness that may be authenticated and delivered under it. Similarly, the Indenture does not limit the amount of secured indebtedness that we may incur or require us to maintain a particular amount of unencumbered assets or any specified coverage ratios. See "Risk Factors—Risks Related to this Offering—The indenture does not contain financial covenants and does not limit the amount of indebtedness that we may incur."

Merger, Consolidation or Sale of Assets

        Under the Indenture, we are generally permitted to consolidate or merge with or into another company. We are also permitted to convey, transfer or lease our properties and assets substantially as an entirety to another company. However, we may not take any of these actions unless the following conditions are met:

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  if we consolidate or merge out of existence or convey, transfer or lease our properties and assets substantially as an entirety, the surviving entity must be a corporation, partnership, limited liability company or trust, organized and validly existing under the laws of the United States, any state thereof or the District of Columbia and must expressly agree to be legally responsible for the Notes and all of our obligations under the Indenture;

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  immediately after such consolidation or merger or such conveyance, transfer or lease, we must not be in default that is continuing under the Indenture; a default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded; and

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  we must deliver the Trustee an officer's certificate and an opinion of counsel regarding compliance with the Indenture.

Events of Default, Notice and Waiver

        The following are events of default under the Indenture:

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  if we fail to pay interest when due and our failure continues for thirty (30) days and the time for payment has not been extended or deferred;

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  if we fail to pay the principal, or premium, if any, when due;

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  if we fail to observe or perform any other covenant contained in the notes or the indentures, other than a covenant specifically relating to another series of notes, and our failure continues for ninety (90) days after we receive notice from the trustee or holders of at least ten percent (10%) in aggregate principal amount of the outstanding notes of that series; and

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  if we experience specified events of bankruptcy, insolvency or reorganization.

        If an event of default with respect to the Notes occurs and is continuing, the Trustee or the holders of at least a twenty-five percent (25%) in aggregate principal amount of the outstanding Notes, by notice to us in writing, and to the Trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, on the notes due and payable immediately.

        The holders of a majority in principal amount of the outstanding Notes may waive any default or event of default and its consequences, except (i) uncured defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the Indenture; and (ii) certain covenants or provisions which under the terms of the Indenture cannot be modified or amended without the consent of the holder of each outstanding note affected. Any such waiver shall cure such default or event of default.

        Subject to the terms of the Indenture, if an event of default under the Indenture shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless such holders have offered the Trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Notes, provided that:

  •
  the direction is not in conflict with any law or the applicable indenture;

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  the Trustee may take any other action deemed proper by it which is not inconsistent with such direction; and

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  subject to its duties under the Trust Indenture Act, the Trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

        A holder of the Notes will only have the right to institute a proceeding under the Indenture or to appoint a receiver or another trustee, or to seek other remedies if:

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  the holder has given written notice to the Trustee of a continuing event of default with respect to that series;

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  the holders of at least twenty-five percent (25%) in aggregate principal amount of the outstanding notes of that series have made written request, and such holders have offered reasonable indemnity to the Trustee to institute such proceedings as Trustee; and

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  the Trustee does not institute such proceeding within sixty (60) days after its receipt of such notice, request and offer of indemnity, and does not receive from the holders of a majority in aggregate principal amount of the outstanding notes of that series other conflicting directions within such sixty (60) day period.

        These limitations do not apply to a suit instituted by a holder of notes if we default in the payment of the principal, premium, if any, or interest on, the notes.

        We will periodically file statements with the Trustee regarding our compliance with specific covenants in the Indenture.

Modification of the Indenture

        We and the Trustee may change the Indenture without the consent of any holders with respect to certain matters, including:

  •
  to cure any ambiguity, defect or inconsistency in such indenture;

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  to conform the terms of the indenture applicable to the Notes to the description of the Notes contained herein;

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  to change anything that does not materially adversely affect the interests of any holder of notes of any series;

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  to provide for the assumption, by a successor or the acquirer of all or substantially all of our assets, of our obligations under such indenture;

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  to comply with the rules of any applicable depositary;

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  to add to our covenants for the benefit of holders of notes of any series or to surrender any right or power conferred upon us;

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  to add to or change or eliminate any provision of the indenture as shall be desirable in accordance with amendments to the Trust Indenture Act; or

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  to comply with any requirement of the SEC in connection with the qualification of an indenture under the Trust Indenture Act.

        In addition, under the Indenture, the rights of holders of a series of notes may be changed by us and the Trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding notes of each series that is affected. Certain changes, however, may only be made with the consent of each holder of any outstanding notes affected, including the following:

  •
  changing the fixed maturity of such series of notes;

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  reducing the principal amount, the rate of interest or any premium payable upon the redemption of any notes;

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  extending the time of payment of interest, or any premium payable upon the redemption of any such notes;

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  reducing the percentage in principal amount of notes, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver provided for in the indenture;

  •
  changing our obligation to maintain an office or agency in the places and for the purposes specified in the Indenture; or

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  modifying certain provisions of the indenture which require the consent of, or action by, a specified minimum percentage of holders, except to increase any such percentages or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each of the holders of the affected notes.

Sinking Fund

        The Notes are not entitled to any sinking fund payments.

The Registrar and Paying Agent

        We have initially designated U.S. Bank National Association as the registrar and paying agent for the Notes. Payments of interest and principal will be made, and the Notes will be transferable, at the office of the paying agent, or at such other place or places as may be designated pursuant to the Indenture. For so long as the Notes are in book-entry form evidenced by a global security, payments will be made to a nominee of the depository.

Discharge, Full Defeasance and Covenant Defeasance

Discharge

        We may discharge some of our obligations to holders of the Notes that have become due and payable at their stated maturity or will become due and payable within one year, or are scheduled for redemption within one year, by irrevocably depositing with the Trustee, in trust, money in an amount sufficient to pay the Notes, including any premium and interest.

Full Defeasance

        We can, under particular circumstances, effect a full defeasance of the Notes. By this we mean we can legally release ourselves from any payment or other obligations on the Notes if, among other things, we put in place the arrangements described below to repay the Notes and deliver certain certificates and opinions to the Trustee, including, among other things:

  •
  we must irrevocably deposit, in trust, for your benefit and the benefit of all other direct holders of the Notes a combination of money or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to satisfy all interest, principal and any other payment obligations on the Notes on their various due dates;

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  the current U.S. federal income tax law must be changed or an Internal Revenue Service, or IRS, ruling must be issued permitting us to make the deposit described above, without causing you to be taxed on the Notes any differently than if we did not make the deposit and instead repaid the debt securities ourselves; under current U.S. federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust; under such circumstances, you could recognize gain or loss on the debt securities you were deemed to have returned to us; and

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  we must deliver to the Trustee a legal opinion confirming the U.S. federal income tax law change or IRS ruling described above.

        If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the Notes. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from any claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

        Notwithstanding the foregoing, the following rights and obligations will survive full defeasance:

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  your right to receive payments from the trust when payments are due;

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  our obligations relating to registration and transfer of Notes and lost or mutilated certificates; and

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  our obligations to maintain a payment office and to hold moneys for payment in trust.

Covenant Defeasance

        Under current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the Notes. This is called "covenant defeasance." In that event, you would lose the protection of such restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the Notes.

        If we accomplish covenant defeasance, the following provisions of the Indenture and the Notes would no longer apply:

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  the covenants set forth above under "—Merger, Consolidation or Sale of Assets" and "—Certain Covenants"; and

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  the event of default listed in the third bullet point under the heading "—Events of Default, Notice and Waiver" above, as well as events of default relating to certain events of bankruptcy, insolvency or reorganization specified in the Indenture.

        If we accomplish covenant defeasance, you may still look to us for repayment of the Notes if a shortfall in the trust deposit occurred. A shortfall may occur if one of the remaining events of default occurs, such as our bankruptcy, causing the Notes to become immediately due and payable. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Listing

        We intend to apply to list the Notes on the NYSE under the symbol "TA 29." If approved, we expect trading in the Notes to begin within 30 days after the original issue date of the Notes.

Trading Characteristics

        We expect the Notes to trade "flat," meaning that purchasers will not pay, and sellers will not receive, any accrued and unpaid interest on the Notes that is not included in the trading price. Any portion of the trading price of a Note that is attributable to accrued and unpaid interest will be treated as ordinary interest income for U.S. federal income tax purposes and will not be treated as part of the amount realized for purposes of determining gain or loss on the disposition of the Note.

Form of Notes

        The Notes will initially be issued in the form of a single, fully registered global note without coupons that will be deposited with or on behalf of DTC and registered in the name of its nominee, Cede & Co. This means that we will not issue certificates to each owner of Notes. One global note will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the Notes. The participant will then keep a record of its clients who purchased the Notes. Beneficial interests in the global note will be shown on, and transfers of the global note will be made only through, records maintained by DTC and its participants.

        Accordingly, we will issue one registered global security denominated in an amount equal to the aggregate principal amount of all of the Notes to be issued and represented by such registered global security.

        Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, the registered global security may not be transferred except as a whole:

  •
  by DTC to its nominee;

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  by Cede & Co. to DTC or another nominee of DTC; or

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  by DTC or Cede & Co. to a successor of DTC or a nominee of the successor.

        The following provisions will apply to the depositary arrangements for the Notes:

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  ownership of beneficial interests in the registered global security will be limited to persons that have accounts with DTC, those persons being referred to as "participants," or persons that may hold interests through participants;

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  upon the issuance of the registered global security, DTC will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Notes represented by the registered global security beneficially owned by the participants;

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  the dealers and underwriters participating in the distribution of the Notes will designate the accounts to be credited; and

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  the transfer of any ownership interest will be effected only through, records maintained by DTC for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

        The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global security.

        So long as DTC, or its nominee, is the registered owner of the registered global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the registered global security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in the registered global security:

  •
  will not be entitled to have the Notes represented by the registered global security registered in their names;

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  will not receive or be entitled to receive physical delivery of the Notes in definitive form; and

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  will not be considered the owners or holders of the Notes under the Indenture.

        Accordingly, each person owning a beneficial interest in the registered global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the Indenture.

        We understand that under currently existing industry practices, if we request any action of holders or if an owner of a beneficial interest in the registered global security desires to give or take any action that a holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

        We will make payments of principal of and interest on the Notes represented by the registered global security to DTC or its nominee, as the case may be, as the registered owner of the registered global security. Neither we nor the Trustee or any other agent of us or the Trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

        We expect that DTC, upon receipt of any payments of principal and interest in respect of the registered global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of DTC. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name." We also expect that any of these payments will be the responsibility of the participants.

        If DTC is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the Notes in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have the Notes represented by a registered global security. In such event, we will issue Notes in definitive form in exchange for the registered global security representing the Notes. The Trustee will register any Notes issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the Trustee.

        DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct participants are on file with the SEC. The information in this paragraph concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

        Neither we nor the Trustee assumes any responsibility for the performance by DTC of its obligations, including obligations that it has under the rules and procedures that govern its operations.

Information Concerning the Trustee

        The Trustee, other than during the occurrence and continuance of an event of default under the Indenture, undertakes to perform only such duties as are specifically set forth in the Indenture. Upon an event of default under the Indenture, the Trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Trustee is under no obligation to exercise any of the powers given it by the Indenture at the request of any holder of Notes unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur. The Trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties unless it reasonably believes that it will be repaid or receive adequate indemnity.

Governing Law

        The Indenture is, and the Notes will be, governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF OTHER INDEBTEDNESS

Outstanding Notes

        The Senior Notes due 2028 will mature on January 15, 2028. We pay interest on the Senior Notes due 2028 quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. The Senior Notes due 2028 constitute our senior unsecured obligations and rank pari passu in right of payment with all of our existing and future unsecured and unsubordinated indebtedness and will be effectively subordinated to all existing and future secured indebtedness (including all borrowings under our credit facility) to the extent of the value of the assets securing such indebtedness and to all existing and future debt, other liabilities (including deferred rent obligations) and any preferred equity of our subsidiaries. We may, at our option, at any time on or after January 15, 2016, redeem some or all of the Notes by paying 100% of the principal amount of the Notes to be redeemed plus accrued but unpaid interest, if any, to, but not including, the redemption date. The Senior Notes due 2028 are listed on the NYSE under the symbol "TANN."

Revolving Credit Facility

        Our senior secured revolving credit facility, or Revolving Credit Facility, under which we and our subsidiaries TA Leasing LLC and TA Operating LLC are the borrowers, provides a revolving line of credit under which up to $200 million may be borrowed, subject to limits based on qualified collateral. Subject to available collateral and lender participation, the maximum amount may be increased to $300 million. The Revolving Credit Facility also provides for the issuance of letters of credit. Loans bear interest at either the London Interbank Offered Rate (LIBOR) or a calculated base rate, in each case plus an applicable margin based on facility availability, utilization and other matters. The calculated base rate means, for any day, a rate per annum equal to the Prime Rate in effect on such day. Amounts outstanding under the Revolving Credit Facility are senior to our obligations under the Notes.

        In addition to paying interest, we pay a commitment fee to the lenders under the Revolving Credit Facility at a rate of 0.50% per annum (which is reduced to 0.375% when usage of the Revolving Credit Facility is greater than 50% of the maximum credit limit), which fee is payable monthly in arrears. Letters of credit are also subject to fronting fees and letter of credit fees. The fronting fee equals 0.125% per annum on the daily outstanding balance of letters of credit issued by any issuing bank during the immediately preceding month (or part thereof), payable monthly in arrears. Letter of credit fees are payable on the daily outstanding amount of letters of credit and range from 1.125% to 1.375% for commercial letters of credit and 2.25% to 2.75% for standby letters of credit, depending on the usage of the Revolving Credit Facility for the immediately preceding calendar month, and are payable monthly in arrears. At September 30, 2014, there were no loans outstanding under the Revolving Credit Facility, but we had outstanding $41.9 million of letters of credit issued under the facility, securing certain purchases, insurance, fuel taxes and other trade obligations.

        The loan documentation for the Revolving Credit Facility contains, among other terms, representations and warranties, covenants, events of default and indemnification customary for asset-based loan agreements for similarly situated companies, and other representations and warranties, covenants and events of default deemed by the administrative agent to be appropriate for the specific transaction.

        We are currently in discussions with the lenders under the Revolving Credit Facility to amend certain terms of the Revolving Credit Facility. We currently expect such amendments to include, without limitation, an extension of maturity, certain reductions in interest rate margins and fees and certain adjustments to the borrowing base in a manner favorable to us; however, there are no assurances as to the timing of any amendments to, or whether we will be able to amend, the Revolving Credit Facility or what the final terms of such amendments will be as such amendments are subject to negotiation and will require consent from the administrative agent and the lenders under the Revolving Credit Facility.

Covenants

        The Revolving Credit Facility subjects the borrowers and their majority owned subsidiaries, among other obligations, to periodic reporting requirements with respect to equipment, inventory, accounts payable and other collateral securing the Revolving Credit Facility.

        If at any time excess availability under the Revolving Credit Facility falls below 15% of the maximum credit limit, we and our subsidiaries (other than certain excluded subsidiaries) on a consolidated basis are required to maintain a fixed charge coverage ratio of not less than 1.00 to 1.00, until such time that the excess availability has been greater than 15% of the maximum credit limit for 30 consecutive days. The fixed charge coverage ratio is defined as the ratio of (i) the amount equal to (1) EBITDAR (as defined in the Revolving Credit Facility) for such period, minus (2) certain capital expenditures, as defined, minus (3) the difference (if positive) between (A) cash income taxes and (B) cash refunds of income taxes, to (ii) the fixed charges for such period, which includes cash interest expense, scheduled principal payments on debt, cash rent expense and certain dividends paid.

Guarantees

        The borrowers' obligations under the Revolving Credit Facility are guaranteed by the other borrowers and by each of their existing and subsequently acquired domestic majority owned subsidiaries, subject to certain exceptions.

Security

        The Revolving Credit Facility is secured by a first-priority security interest in substantially all of the personal property of the borrowers and the guarantors, including a first-priority security interest in 100% of the equity interests of the borrowers and each of their domestic majority owned subsidiaries, 65% of the equity interests of each of the borrowers' foreign majority owned subsidiaries, and all intercompany debt.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of United States federal income tax considerations is based upon the Code, Treasury regulations, and rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect, or possible differing interpretations. We have not sought a ruling from the IRS with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary. The summary applies to you only if you hold our notes as a capital asset, which is generally an asset held for investment rather than as inventory or as property used in a trade or business. The summary does not discuss all of the particular tax considerations that might be relevant to you if you are subject to special rules under federal income tax law, for example if you are:

  •
  a bank, insurance company or other financial institution;

  •
  a regulated investment company or REIT;

  •
  a subchapter S corporation;

  •
  a broker, dealer or trader in securities or foreign currency;

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  a person who has a functional currency other than the United States dollar;

  •
  a person who acquires our notes in connection with employment or other performance of services;

  •
  a person subject to alternative minimum tax;

  •
  a person who owns our notes as part of a straddle, hedging transaction, constructive sale transaction, constructive ownership transaction or conversion transaction;

  •
  a United States expatriate; or

  •
  except as specifically described in the following summary, a trust, estate, tax-exempt entity or foreign person.

        In addition, the following summary does not address all possible tax considerations relating to the acquisition, ownership and disposition of our notes, and in particular does not discuss any estate, gift, generation-skipping transfer, state, local or foreign tax considerations. For all these reasons, we encourage you and any prospective acquiror of our notes to consult with a tax advisor about the federal income tax and other tax considerations of the acquisition, ownership and disposition of our notes.

        Your federal income tax consequences may differ depending on whether or not you are a "U.S. holder." For purposes of this summary, you are a U.S. holder if you are a beneficial owner of our notes and for federal income tax purposes are:

  •
  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the federal income tax laws;

  •
  an entity treated as a corporation for federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or, to the extent provided in Treasury regulations, a trust in existence on August 20, 1996 that has elected to be treated as a domestic trust;

whose status as a U.S. holder is not overridden by an applicable tax treaty. Conversely, you are a "non-U.S. holder" if you are a beneficial owner of our notes and are not a U.S. holder. If a partnership (including any entity treated as a partnership for federal income tax purposes) holds our notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A holder of our notes that is a partnership and partners in such a partnership are urged to consult their tax advisors about the federal income tax consequences of the acquisition, ownership and disposition of our notes.

Tax Considerations for U.S. Holders

        If you are a U.S. holder:

Payments of Interest

        You must generally include interest on a note in your gross income as ordinary interest income:

  •
  when you receive it, if you use the cash method of accounting for federal income tax purposes; or

  •
  when it accrues, if you use the accrual method of accounting for federal income tax purposes.

Any portion of the purchase price for a note that is allocable to prior accrued interest generally may be treated as offsetting a portion of the interest income from the next scheduled interest payment on the note. Any interest income so offset is not taxable.

Market Discount

        If you acquire a note and your adjusted tax basis in it upon acquisition is less than its principal amount, you will be treated as having acquired the note at a "market discount" unless the amount of this market discount is less than the de minimis amount (generally 0.25% of the principal amount of the note multiplied by the number of remaining whole years to maturity of the note). Under the market discount rules, you will be required to treat any gain on the sale, exchange, redemption, retirement, or other taxable disposition of a note, or any appreciation in a note in the case of certain nontaxable dispositions, such as a gift, as ordinary income to the extent of the market discount which has not previously been included in your income and which is treated as having accrued on the note at the time of the disposition. In addition, you may be required to defer, until the maturity of the note or earlier taxable disposition, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the note. Any market discount will be considered to accrue ratably during the period from the date of your acquisition to the maturity date of the note, unless you elect to accrue the market discount on a constant yield method. In addition, you may elect to include market discount in income currently as it accrues, on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired by you during or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. We encourage you to consult with your tax advisor regarding these elections.

Amortizable Bond Premium

        If you acquire a note and your adjusted tax basis in it upon acquisition is greater than its principal amount, you will be treated as having acquired the note with "bond premium." You generally may elect to amortize this bond premium over the remaining term of the note on a constant yield method, and the amount amortized in any year will generally be treated as a reduction of your interest income from the note for that year. If the amount of your bond premium amortization would be lower if calculated based on an earlier optional redemption date and the redemption price on that date than the amount of amortization calculated through that date based on the note's maturity date and its stated principal amount, then you must calculate the amount and timing of your bond premium amortization deductions assuming that the note will be redeemed on the optional redemption date at the optional redemption price. You may generally recalculate your bond premium amortization amount and schedule of deductions to the extent your note is not actually redeemed at that earlier optional redemption date. If you do not make an election to amortize bond premium, your bond premium on a note will decrease the gain or increase the loss that you otherwise recognize on a disposition of that note. Any election to amortize bond premium applies to all taxable debt obligations that you hold at the beginning of the first taxable year to which the election applies and that you thereafter acquire. You may not revoke an election to amortize bond premium without the consent of the IRS. We encourage you to consult with your tax advisor regarding this election.

Disposition of a Note

        Upon the sale, exchange, redemption, retirement or other disposition of a note, you generally will recognize taxable gain or loss in an amount equal to the difference, if any, between (1) the amount you receive in cash or in property, valued at its fair market value, upon this sale, exchange, redemption, retirement or other disposition, other than amounts representing accrued and unpaid interest which will be taxable as interest income, and (2) your adjusted tax basis in the note. Your adjusted tax basis in the note will, in general, equal your acquisition cost for the note, exclusive of any amount paid allocable to prior accrued interest, as increased by any market discount you have included in income in respect of the note, and as decreased by any amortized bond premium on the note. Except to the extent of any accrued market discount not previously included in income, as discussed above, your gain or loss will be capital gain or loss, and will be long-term capital gain or loss if you have held the note for more than one year at the time of disposition. For noncorporate U.S. holders, preferential rates of tax may apply to long-term capital gains. The deductibility of capital losses is subject to limitation.

Medicare Contribution Tax

        U.S. holders who are individuals, estates or trusts are generally required to pay a 3.8% Medicare tax on their net investment income (including interest on our notes and gains from the sale or other disposition of our notes), or in the case of estates and trusts on their net investment income that is not distributed, in each case to the extent that their total adjusted income exceeds applicable thresholds.

Tax Considerations for Non-U.S. Holders

        The rules governing the United States federal income taxation of non-U.S. holders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. holder, we urge you to consult with your own tax advisor to determine the impact of United States federal, state, local and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our notes.

        If you are a non-U.S. holder:

Generally

        You will not be subject to federal income taxes on payments of principal or premium, if any, or interest on a note, or upon the sale, exchange, redemption, retirement or other disposition of a note, if:

  •
  you do not own directly or indirectly 10% or more of the total voting power of all classes of our voting shares;

  •
  your income and gain in respect of the note is not effectively connected with the conduct of a United States trade or business;

  •
  you are not a controlled foreign corporation that is related to or under common control with us;

  •
  we or the applicable paying agent, or the Withholding Agent, have timely received from you a properly executed, applicable IRS Form W-8 or substantially similar form in the year in which a payment of interest, principal or premium occurs, or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8; and

  •
  in the case of gain upon the sale, exchange, redemption, retirement or other disposition of a note recognized by an individual non-U.S. holder, you were present in the United States for less than 183 days during the taxable year in which the gain was recognized.

        The IRS Form W-8 or a substantially similar form must be signed by you under penalties of perjury certifying that you are a non-U.S. holder and providing your name and address, and you must inform the Withholding Agent of any change in the information on the statement within 30 days of the change. If you hold a note through a securities clearing organization or other qualified financial institution, the organization or institution may provide a signed statement to the Withholding Agent. However, in that case, the signed statement must generally be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form that you provided to the organization or institution. If you are a partner in a partnership holding our notes, both you and the partnership must comply with applicable certification requirements.

        Except in the case of income or gain in respect of a note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain recognized by you which does not qualify for exemption from taxation will be subject to federal income tax at a rate of 30%, which will be withheld in the case of payments of interest, unless reduced or eliminated by an applicable tax treaty. You must generally use an applicable IRS Form W-8, or a substantially similar form, to claim tax treaty benefits. If you are a non-U.S. holder claiming benefits under an income tax treaty, you should be aware that you may be required to obtain a taxpayer identification number and to certify your eligibility under the applicable treaty's limitations on benefits article in order to comply with the applicable certification requirements of the Treasury regulations.

Effectively Connected Income and Gain

        If you are a non-U.S. holder whose income and gain in respect of a note are effectively connected with the conduct of a United States trade or business (and, if provided by an applicable income tax treaty, are attributable to a permanent establishment or fixed base you maintain in the United States), you will be subject to regular federal income tax on this income and gain in generally the same manner as U.S. holders, and general federal income tax return filing requirements will apply. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% of your effectively connected adjusted earnings and profits for the taxable year, unless you qualify for a lower rate under an applicable tax treaty. To obtain an exemption from withholding on interest on the notes that is effectively connected with the conduct of a United States trade or business, you must generally supply to the Withholding Agent an applicable IRS Form W- 8, or a substantially similar form.

Withholding and Information Reporting

        Information reporting, backup withholding and withholding under the Foreign Account Tax Compliance Act, or FATCA, may apply to interest and other payments to you under the circumstances discussed below. Amounts withheld under backup withholding are generally not an additional tax and may be refunded by the IRS or credited against your federal income tax liability, provided that you furnish required information to the IRS. The backup withholding rate is currently 28%.

        Under FATCA, non-U.S. financial institutions and other non-U.S. entities are subject to diligence and reporting requirements for purposes of identifying accounts and investments held directly or indirectly by U.S. persons. The failure to comply with these additional information reporting, certification and other requirements could result in a 30% withholding tax on applicable payments to

non-U.S. persons. In particular, a payee that is a foreign financial institution that is subject to the diligence and reporting requirements described above must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report information about such accounts, and withhold 30% on applicable payments to noncompliant foreign financial institutions and account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to these requirements may be subject to different rules. The foregoing withholding will generally apply currently to payments of interest on the notes, and to other "withholdable payments" (including payments of gross proceeds from a sale or other disposition of the notes) made after December 31, 2016. We encourage you to consult with your tax advisor regarding foreign account tax compliance if you hold notes through a non-U.S. intermediary or are a non-U.S. holder.

If You Are a U.S. Holder

        You may be subject to backup withholding when you receive interest payments on a note or proceeds upon the sale, exchange, redemption, retirement or other disposition of a note. In general, you can avoid this backup withholding if you properly execute under penalties of perjury an IRS Form W-9 or a substantially similar form on which you:

  •
  provide your correct taxpayer identification number;

  •
  certify that you are exempt from backup withholding because (a) you are a corporation or come within another enumerated exempt category, (b) you have not been notified by the IRS that you are subject to backup withholding, or (c) you have been notified by the IRS that you are no longer subject to backup withholding; and

  •
  certify that you are a U.S. citizen or other U.S. person.

        If you do not provide your correct taxpayer identification number on the IRS Form W-9 or a substantially similar form, you may be subject to penalties imposed by the IRS.

        Unless you have established on a properly executed IRS Form W-9 or a substantially similar form that you come within an enumerated exempt category, interest and other payments on the notes paid to you during the calendar year, and the amount of tax withheld, if any, will be reported to you and to the IRS.

If You Are a Non-U.S. Holder

        The amount of interest paid to you on a note during each calendar year, and the amount of tax withheld, if any, will generally be reported to you and to the IRS. This information reporting requirement applies regardless of whether you were subject to withholding or whether withholding was reduced or eliminated by an applicable tax treaty. Also, interest paid to you on a note may be subject to backup withholding unless you properly certify your non-U.S. holder status on an IRS Form W-8 or a substantially similar form in the manner described above, under "Tax Considerations for Non-U.S. Holders." Similarly, information reporting and backup withholding will not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you properly certify that you are a non-U.S. holder on an IRS Form W-8 or a substantially similar form. Even without having executed an IRS Form W-8 or a substantially similar form, however, in some cases information reporting and backup withholding may not apply to proceeds you receive upon the sale, exchange, redemption, retirement or other disposition of a note, if you receive those proceeds through a broker's foreign office.

UNDERWRITING

        We intend to offer the Notes through the underwriters named below. Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC are acting as joint book-running managers of this offering and as representatives of the underwriters. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the aggregate principal amount of the Notes listed opposite their names below.

Underwriter	Principal Amount
Citigroup Global Markets Inc.	$
Morgan Stanley & Co. LLC
RBC Capital Markets, LLC
UBS Securities LLC
MLV & Co. LLC
BB&T Capital Markets, a division of BB&T Securities LLC
Janney Montgomery Scott LLC
Oppenheimer & Co. Inc.

Total		$50,000,000

        The underwriters have agreed to purchase all of the Notes sold pursuant to the underwriting agreement, other than Notes that may be sold pursuant to the overallotment option described below, if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

        The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers' certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

        We have agreed that, for a period of 30 days from the date of this prospectus, we will not, without the prior written consent of Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities with a maturity of more than one year issued or guaranteed by us. This agreement does not prevent us from borrowing under our existing credit facility or any replacement credit facility. Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and UBS Securities LLC, in their sole discretion, may release us from this agreement at any time without notice.

Overallotment Option

        We have granted the underwriters an option to purchase up to an additional $7,500,000 aggregate principal amount of Notes at the public offering price, less an underwriting discount of $      per Note. The underwriters may exercise this option within 30 days from the date of this prospectus solely to cover overallotments.

Discounts, Commissions and Expenses

        The representatives of the underwriters have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price listed on the cover page of this prospectus and to dealers at that price less a concession not in excess of $      per Note. The underwriters may allow, and the dealers may reallow, a discount not in excess of $            per Note to other dealers. After the initial public offering, the public offering price, concessions and discount may be changed.

        The following table summarizes the discount that we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no and full exercise of the underwriters' overallotment option to purchase additional Notes. The underwriting discount will be $      per Note. The total underwriting discount shown in the following table reflects the actual total underwriting discount that we are required to pay to the underwriters.

Underwriting Discount Paid by Us
	No Exercise	Full Exercise
Per Note	$	$
Total	$	$

        The expenses of this offering, not including the underwriting discount, are estimated to be $500,000 and are payable by us. We will also pay the filing fees and up to $15,000 of the expenses (including the reasonable fees and disbursements of counsel to the underwriters) related to obtaining the required approval of certain terms of this offering from FINRA. Expenses related to obtaining such FINRA approval in excess of $15,000, will be paid by the underwriters.

Delayed Settlement

        We expect to deliver the Notes against payment for the Notes on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days, to specify alternative settlement arrangements to prevent a failed settlement.

New Issue of Securities

        The Notes will constitute a new issue of securities with no established trading market. We intend to apply to list the Notes on the NYSE under the symbol "TA 29." If approved, we expect trading of the Notes on the NYSE to commence within 30 days after the original issue date of the Notes. We have been advised by the underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you of the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

Price Stabilization and Short Positions

        In connection with this offering, the underwriters may purchase and sell Notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of Notes than they are required to purchase in this offering.

  •
  Covering transactions involve purchases of Notes in the open market after the distribution has been completed in order to cover short positions.

  •
  Stabilizing transactions involve bids to purchase Notes so long as the stabilizing bids do not exceed a specified maximum.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering short positions or making stabilizing purchases, repurchases Notes originally sold by that syndicate member in order to cover short positions or make stabilizing purchases.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Notes. They may also cause the price of the Notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Electronic Distribution

        A prospectus in electronic format may be made available on the websites maintained by one or more underwriters. Other than the prospectus in electronic format, the information on the underwriters' websites is not part of this prospectus.

Other Relationships

        Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. Affiliates of some of the underwriters are lenders under the Revolving Credit Facility.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

        The validity of the Notes offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Selected legal matters in connection with this offering will be passed upon for us by Sullivan & Worcester LLP. Skadden, Arps, Slate, Meagher & Flom LLP and Sullivan & Worcester LLP also represent HPT, RMR and certain of their respective affiliates on various matters. Sidley Austin LLP has acted as counsel to the underwriters.

EXPERTS

        The consolidated financial statements of TravelCenters of America LLC appearing in our 2013 Form 10-K, and the effectiveness of TravelCenters of America LLC's internal control over financial reporting as of December 31, 2013 (excluding the internal control over financial reporting of Girkin Development, LLC), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which as to the report on the effectiveness of TravelCenters of America LLC's internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of Girkin Development, LLC from the scope of such firm's audit of internal control over financial reporting, and conclude, among other things, that TravelCenters of America LLC did not maintain effective internal control over financial reporting as of December 31, 2013, based on Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (1992 Framework), because of the effects of the material weaknesses described therein, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Petro Travel Plaza Holdings LLC appearing in the 2013 Form 10-K have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement of which this prospectus is a part, and its exhibits and schedules or other information on file, at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. Information filed by us with the SEC can be copied at the SEC's Public Reference Room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov. The information contained on the SEC's website is expressly not incorporated by reference into this prospectus.

        Our SEC filings are also available on our website at www.tatravelcenters.com, although the information on our website is expressly not incorporated by reference into, and does not constitute a part of, this prospectus.

        This prospectus contains summaries of provisions contained in some of the documents discussed in this prospectus, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to in this prospectus have been filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus is a part. If any contract, agreement or other document is filed or incorporated by reference as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS PROSPECTUS AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN CONTAIN STATEMENTS THAT CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE" OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS, BUT FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. AMONG OTHERS, THE FORWARD LOOKING STATEMENTS WHICH APPEAR IN THIS PROSPECTUS AND THE INFORMATION INCORPORATED BY REFERENCE HEREIN THAT MAY NOT OCCUR INCLUDE:

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN STATE THAT OUR BUSINESS REQUIRES REGULAR CAPITAL EXPENDITURES. THE AMOUNT AND TIMING OF CAPITAL EXPENDITURES ARE OFTEN DIFFICULT TO PREDICT. SOME CAPITAL PROJECTS COST MORE THAN ANTICIPATED AND THE PROCEEDS FROM OUR SALES OF IMPROVEMENTS, IF ANY, TO HPT MAY BE LESS THAN ANTICIPATED. CURRENTLY UNANTICIPATED PROJECTS THAT WE MAY BE REQUIRED TO COMPLETE IN THE FUTURE, AS A RESULT OF GOVERNMENT PROGRAMS OR REGULATION, ADVANCES OR CHANGES MADE BY OUR COMPETITION, DEMANDS OF OUR CUSTOMERS, ACQUISITIONS OR OTHER MATTERS, MAY ARISE AND CAUSE US TO SPEND MORE OR LESS THAN CURRENTLY ANTICIPATED. SOME CAPITAL PROJECTS TAKE MORE TIME TO COMPLETE THAN ANTICIPATED. AS A RESULT OF MARKET CONDITIONS OR CAPITAL CONSTRAINTS, WE MAY DEFER CERTAIN CAPITAL PROJECTS AND SUCH DEFERRAL MAY HARM OUR BUSINESS OR REQUIRE US TO MAKE LARGER CAPITAL EXPENDITURES IN THE FUTURE;

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN STATE THAT THERE WERE NO LOANS OUTSTANDING UNDER OUR BANK CREDIT FACILITY AS OF SEPTEMBER 30, 2014, THAT, DURING THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014, WE RECEIVED APPROXIMATELY $83.9 MILLION AND $42.0 MILLION, RESPECTIVELY, FROM HPT FOR SALES TO HPT OF QUALIFYING IMPROVEMENTS, THAT WE EXPECT TO SELL TO HPT ADDITIONAL IMPROVEMENTS WE HAVE MADE, THAT WE MAY REQUEST TO SELL TO HPT ADDITIONAL CAPITAL IMPROVEMENTS WE MAY MAKE IN THE FUTURE TO THE PROPERTIES WE LEASE FROM HPT, REFERENCE OUR POTENTIAL ISSUANCES OF NEW DEBT AND EQUITY SECURITIES AND STATE THAT WE MAY FINANCE OR SELL UNENCUMBERED REAL ESTATE THAT WE OWN. THESE STATEMENTS MAY IMPLY THAT WE HAVE ABUNDANT WORKING CAPITAL LIQUIDITY. IN FACT, OUR REGULAR OPERATIONS REQUIRE LARGE AMOUNTS OF WORKING CASH. AS OF SEPTEMBER 30, 2014, $41.9 MILLION OF OUR BANK CREDIT FACILITY WAS USED TO PROVIDE LETTERS OF CREDIT TO OUR SUPPLIERS, INSURERS AND TAXING AUTHORITIES AND WE HAVE COLLATERALIZED OUR BANK FACILITY WITH SUBSTANTIALLY ALL OF OUR CASH, ACCOUNTS RECEIVABLE, INVENTORIES, EQUIPMENT AND INTANGIBLE ASSETS. IN ADDITION, OUR BUSINESS REQUIRES US TO MAKE SIGNIFICANT CAPITAL EXPENDITURES TO MAINTAIN OUR COMPETITIVENESS, HPT IS NOT OBLIGATED TO PURCHASE THE IMPROVEMENTS WE MAY REQUEST AND WE ARE OBLIGATED TO PAY ADDITIONAL RENT TO HPT FOR CAPITAL

    IMPROVEMENTS IT ACQUIRES FROM US. WE MAY BE UNABLE TO SELL ADDITIONAL DEBT OR EQUITY SECURITIES IN THE FUTURE, AND WE DO NOT KNOW THE EXTENT TO WHICH WE COULD MONETIZE OUR EXISTING UNENCUMBERED REAL ESTATE. ACCORDINGLY, WE MAY NOT HAVE SUFFICIENT WORKING CAPITAL OR CASH LIQUIDITY;

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN STATE SOME OF OUR BELIEFS WITH RESPECT TO CERTAIN PENDING LITIGATION. THESE STATEMENTS MAY IMPLY THAT WE WILL PREVAIL IN OUR LITIGATION OR SUCCESSFULLY SETTLE THE REFERENCED MATTERS. IN FACT, WE MAY BE UNABLE TO PREVAIL IN OUR PENDING LITIGATION OR COMPLETE SETTLEMENTS AND ANY SETTLEMENTS OR ADVERSE RULINGS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. ALSO, THE LEGAL AND OTHER EXPENSES WE MAY INCUR IN CONNECTION WITH LITIGATION WILL DEPEND, IN PART, UPON ACTIONS TAKEN BY OTHER PARTIES, WHICH ACTIONS ARE NOT WITHIN OUR CONTROL. OUR LITIGATION COSTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS;

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN STATE THAT WE HAVE A CREDIT FACILITY WITH A CURRENT MAXIMUM AVAILABILITY OF $200 MILLION. HOWEVER, OUR BORROWING AND LETTER OF CREDIT AVAILABILITY IS SUBJECT TO OUR HAVING QUALIFIED COLLATERAL, INCLUDING ELIGIBLE CASH, ACCOUNTS RECEIVABLE AND INVENTORIES THAT VARY IN AMOUNT FROM TIME TO TIME. ACCORDINGLY, OUR BORROWING AND LETTER OF CREDIT AVAILABILITY AT ANY TIME MAY BE LESS THAN $200 MILLION. FOR EXAMPLE, WE HAD $141.2 MILLION OF BORROWING AND LETTER OF CREDIT AVAILABILITY UNDER OUR CREDIT FACILITY AS OF SEPTEMBER 30, 2014, OF WHICH $41.9 MILLION WAS UTILIZED FOR OUTSTANDING LETTERS OF CREDIT. ALSO, OUR THIRD QUARTER 10-Q STATES THAT THE MAXIMUM AMOUNT AVAILABLE UNDER THE CREDIT FACILITY MAY BE INCREASED TO $300 MILLION, SUBJECT TO AVAILABLE COLLATERAL AND LENDER PARTICIPATION. IF WE DO NOT HAVE SUFFICIENT COLLATERAL OR IF WE ARE UNABLE TO IDENTIFY LENDERS WILLING TO INCREASE THEIR COMMITMENTS OR JOIN OUR CREDIT FACILITY, WE MAY NOT BE ABLE TO INCREASE THE CREDIT FACILITY OR THE AVAILABILITY OF BORROWINGS WHEN WE MAY NEED OR WANT TO DO SO;

  •
  THIS PROSPECTUS STATES THAT WE ARE CURRENTLY IN DISCUSSIONS WITH THE LENDERS UNDER THE REVOLVING CREDIT FACILITY TO AMEND CERTAIN TERMS OF THE REVOLVING CREDIT FACILITY. THERE ARE NO ASSURANCES AS TO THE TIMING OF ANY AMENDMENTS TO, OR WHETHER WE WILL BE ABLE TO AMEND, THE REVOLVING CREDIT FACILITY OR WHAT THE FINAL TERMS OF SUCH AMENDMENTS WILL BE AS SUCH AMENDMENTS ARE SUBJECT TO NEGOTIATION AND WILL REQUIRE CONSENT FROM THE ADMINISTRATIVE AGENT AND THE LENDERS UNDER THE REVOLVING CREDIT FACILITY;

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN STATE OUR CURRENT OBSERVATIONS OF ECONOMIC AND INDUSTRY CONDITIONS. IMPROVEMENTS, IF ANY, IN THE U.S. ECONOMY IN GENERAL, OR IN THE TRUCKING OR TRAVEL CENTER INDUSTRIES SPECIFICALLY, MAY NOT CONTINUE, AND OUR FUEL AND NONFUEL SALES VOLUMES AND MARGINS MAY DECLINE;

  •
  THE INFORMATION INCORPORATED HEREIN STATES THAT WE AND HPT ARE CHALLENGING THE VIRGINIA DEPARTMENT OF TRANSPORTATION, OR VDOT, VALUATION OF THE PROPERTY WE LEASED FROM HPT AND OPERATE IN

    ROANOKE, VIRGINIA, THAT WAS TAKEN BY EMINENT DOMAIN PROCEEDINGS BY VDOT. THE IMPLICATION OF THIS STATEMENT MAY BE THAT WE AND HPT WILL RECOVER ADDITIONAL AMOUNTS FROM VDOT THAT WOULD FURTHER REDUCE OUR RENT PAYABLE TO HPT AND/OR PROVIDE US A CASH PAYMENT. HOWEVER, WE MAY NOT BE SUCCESSFUL IN OUR CHALLENGE AND WE EXPECT THAT THE ULTIMATE RESOLUTION OF THIS MATTER WILL TAKE A PROLONGED PERIOD OF TIME;

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN STATE THAT WE HAVE ACQUIRED TRAVEL CENTER AND GASOLINE/CONVENIENCE STORE LOCATIONS IN 2013 AND 2014, WE REFERENCE SEVERAL ACQUISITIONS THAT WE HAVE COMPLETED OR AGREED TO COMPLETE IN 2013 AND 2014, AND WE STATE THAT WE CURRENTLY INTEND TO CONTINUE OUR EFFORTS TO SELECTIVELY ACQUIRE ADDITIONAL PROPERTIES. THERE ARE MANY FACTORS THAT MAY RESULT IN OUR NOT BEING ABLE TO ACQUIRE AND RENOVATE ADDITIONAL TRAVEL CENTERS AT PRICES THAT ARE LESS THAN THEIR REPLACEMENT COST, INCLUDING COMPETITION FOR SUCH ACQUISITIONS FROM OTHER BUYERS, THE INABILITY TO NEGOTIATE ACCEPTABLE PURCHASE TERMS AND THE POSSIBILITY THAT WE NEED TO USE OUR AVAILABLE FUNDS FOR OTHER PURPOSES, SUCH AS ADDITIONAL INVESTMENTS IN OR MAINTENANCE AND REPAIR OF OUR EXISTING TRAVEL CENTERS. ALSO, WE MAY NOT SUCCEED IN COMPLETING THE PURCHASES TO WHICH WE HAVE AGREED AND WE MAY NOT SUCCEED IN IDENTIFYING AND/OR ACQUIRING OTHER TRAVEL CENTERS. THE IMPLICATIONS OF OUR STATEMENTS MAY ALSO BE THAT WE WILL BE ABLE TO OPERATE OUR ACQUIRED LOCATIONS PROFITABLY. MANY OF THE TRAVEL CENTERS WE HAVE ACQUIRED, OR MAY ACQUIRE, PRODUCED OPERATING RESULTS WHICH MAY HAVE CAUSED THE PRIOR OWNERS TO EXIT THESE BUSINESSES AND OUR ABILITY TO OPERATE THESE LOCATIONS PROFITABLY DEPENDS UPON MANY FACTORS, INCLUDING OUR ABILITY TO INTEGRATE NEW OPERATIONS INTO OUR EXISTING OPERATIONS AND SOME FACTORS WHICH ARE BEYOND OUR CONTROL SUCH AS THE LEVEL OF DEMAND FOR OUR GOODS AND SERVICES ARISING FROM THE U.S. ECONOMY GENERALLY. WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE TRAVEL CENTER OPERATIONS OR OPERATE THESE LOCATIONS, OR ANY OF THEM, PROFITABLY IN THE FUTURE;

  •
  OUR ENVIRONMENTAL LIABILITY MAY BE GREATER THAN WE CURRENTLY ANTICIPATE. LEGISLATION AND REGULATION REGARDING CLIMATE CHANGE, INCLUDING GREENHOUSE GAS EMISSIONS, AND OTHER ENVIRONMENTAL MATTERS MAY BE ADOPTED, ADMINISTERED OR ENFORCED DIFFERENTLY IN THE FUTURE AND ANY SUCH CHANGES, THE MARKET REACTION THERETO OR ANY GLOBAL CLIMATE CHANGES COULD ADVERSELY IMPACT OUR OPERATIONS, CAUSE US TO EXPEND SIGNIFICANT AMOUNTS AND CAUSE OUR BUSINESS AND FINANCIAL CONDITION TO DECLINE MATERIALLY;

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN STATE THAT WE ESTIMATE THAT ACQUIRED TRAVEL CENTER SITES GENERALLY WILL REACH STABILIZATION IN APPROXIMATELY THE THIRD YEAR AFTER ACQUISITION. THE IMPLICATIONS OF THESE STATEMENTS ARE THAT OPERATIONS AT THESE ACQUIRED SITES WILL IMPROVE TO A LEVEL THAT WILL RESULT IN INCREASES IN OPERATING INCOME AND NET INCOME IN THE FUTURE. MANY OF THE LOCATIONS WE HAVE ACQUIRED PRODUCED OPERATING RESULTS WHICH CAUSED THE PRIOR OWNERS TO EXIT THESE BUSINESSES AND OUR ABILITY TO OPERATE THESE LOCATIONS PROFITABLY DEPENDS UPON MANY FACTORS, INCLUDING OUR ABILITY TO INTEGRATE NEW

    OPERATIONS INTO OUR EXISTING OPERATIONS. IN FACT, THERE ARE MANY FACTORS WHICH WILL IMPACT OUR FUTURE OPERATIONS THAT MAY CAUSE US TO OPERATE LESS PROFITABLY OR UNPROFITABLY IN ANNUAL AND/OR QUARTERLY PERIODS IN ADDITION TO THESE STATED ITEMS, INCLUDING SOME FACTORS WHICH ARE BEYOND OUR CONTROL SUCH AS SEASONALITY, THE CONDITION OF THE U.S. ECONOMY GENERALLY, THE FUTURE DEMAND FOR OUR GOODS AND SERVICES AND COMPETITION IN OUR BUSINESS;

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN REFERENCE ACQUISITIONS THAT HAVE BEEN AGREED BUT THAT HAVE NOT BEEN COMPLETED AS OF SEPTEMBER 30, 2014. IMPLICATIONS OF THESE STATEMENTS MAY BE THAT THESE ACQUISITIONS WILL BE COMPLETED AND THAT THEY MAY IMPROVE OUR FUTURE PROFITS. HOWEVER, THESE ACQUISITIONS ARE SUBJECT TO CONDITIONS AND MAY NOT BE COMPLETED OR MAY BE DELAYED OR THEIR TERMS MAY CHANGE. MOREOVER, MANAGING AND INTEGRATING ACQUIRED TRAVEL CENTER AND CONVENIENCE STORE OPERATIONS CAN BE DIFFICULT, TIME CONSUMING AND/OR MORE EXPENSIVE THAN ANTICIPATED AND INVOLVE RISKS OF FINANCIAL LOSSES. WE MAY NOT OPERATE THESE ACQUIRED LOCATIONS AS PROFITABLY AS WE NOW EXPECT;

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN REFERENCE OUR ACQUISITION IN DECEMBER 2013 OF A COMPANY THAT OPERATES 31 CONVENIENCE STORES AND STATES THAT THE CONVENIENCE STORES WE ACQUIRED ARE HIGH VOLUME FUEL LOCATIONS, THAT THESE CONVENIENCE STORES APPEAR TO NEED ONLY LIMITED NEAR TERM CAPITAL INVESTMENT, THAT THESE CONVENIENCE STORES WILL NOT REQUIRE A LENGTHY PERIOD TO ACHIEVE STABILIZED FINANCIAL RESULTS AND THAT WE EXPECT THAT WE MAY BE ABLE TO REALIZE SYNERGIES IN PURCHASING AND MERCHANDISING AT THESE CONVENIENCE STORES. THE IMPLICATION OF THESE STATEMENTS IS THAT THESE ST ORES MAY HAVE A POSITIVE IMPACT ON OUR EARNINGS AND IMPROVE OUR FUTURE PROFITS. HOWEVER, ACQUISITIONS AND MANAGING AND INTEGRATING ACQUIRED OPERATIONS CAN BE DIFFICULT, TIME CONSUMING AND/OR MORE EXPENSIVE THAN ANTICIPATED AND INVOLVE RISKS OF FINANCIAL LOSSES. CHANGES OF OWNERSHIP FREQUENTLY RESULT IN PERSONNEL CHANGES AND IN REQUIREMENTS FOR NEW SUPPLY AND SALES ARRANGEMENTS. THESE OR OTHER FACTORS MAY RESULT IN LOWER FINANCIAL PERFORMANCE THAN EXPECTED OR FINANCIAL LOSSES. ALSO, MARKET CONDITIONS AFFECTING THE CONVENIENCE STORES WE ACQUIRED MAY CHANGE IN A WAY WHICH MATERIALLY AND ADVERSELY IMPACTS THE BUSINESS OF THESE CONVENIENCE STORES. WE MAY NOT OPERATE THESE ACQUIRED SITES AS PROFITABLY AS WE NOW EXPECT;

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN STATE THAT WE ARE IN THE PROCESS OF DESIGNING AND IMPLEMENTING IMPROVED INTERNAL CONTROL OVER FINANCIAL REPORTING TO REMEDIATE THE MATERIAL WEAKNESSES THAT EXISTED AS OF DECEMBER 31, 2013 AND SEPTEMBER 30, 2014 AND THAT WE EXPECT THE CHANGES TO OUR CONTROL ENVIRONMENT TO BE IN PLACE AND FUNCTIONING BY THE END OF 2014. HOWEVER, WE MAY NOT BE SUCCESSFUL IN OUR REMEDIATION EFFORTS, IT MAY TAKE US LONGER THAN EXPECTED TO HAVE THE CHANGES TO OUR CONTROL ENVIRONMENT IN PLACE AND FUNCTIONING AND TO COMPLETE THE REMEDIATION AND WE MAY DISCOVER OTHER MATERIAL WEAKNESSES IN OUR INTERNAL CONTROL OVER FINANCIAL REPORTING;

  •
  WE EXPECT TO BENEFIT FINANCIALLY BY PARTICIPATING IN AIC WITH RMR AND OTHER COMPANIES TO WHICH RMR PROVIDES MANAGEMENT SERVICES. HOWEVER, THERE CAN BE NO ASSURANCE THAT WE WILL BENEFIT FINANCIALLY FROM THIS PARTICIPATION; AND

  •
  THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN STATE OUR BELIEF THAT OUR CONTINUING RELATIONSHIPS WITH HPT, RMR, AIC AND THEIR AFFILIATED AND RELATED PERSONS AND ENTITIES MAY BENEFIT US AND PROVIDE US WITH ADVANTAGES IN OPERATING AND GROWING OUR BUSINESS. IN FACT, THE ADVANTAGES WE BELIEVE WE MAY REALIZE FROM THESE RELATIONSHIPS MAY NOT MATERIALIZE.

        THESE AND OTHER UNEXPECTED RESULTS MAY BE CAUSED BY VARIOUS FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL, INCLUDING:

  •
  THE TREND TOWARDS IMPROVED FUEL EFFICIENCY OF MOTOR VEHICLE ENGINES AND OTHER FUEL CONSERVATION PRACTICES EMPLOYED BY OUR CUSTOMERS MAY CONTINUE TO REDUCE THE DEMAND FOR DIESEL FUEL AND MAY ADVERSELY AFFECT OUR BUSINESS;

  •
  THE IMPACT OF CHANGES IN THE ECONOMY AND THE CAPITAL MARKETS ON US, OUR CUSTOMERS AND OUR FRANCHISEES;

  •
  COMPLIANCE WITH, AND CHANGES TO, FEDERAL, STATE AND LOCAL LAWS AND REGULATIONS, ACCOUNTING RULES, TAX RATES, ENVIRONMENTAL REGULATIONS AND SIMILAR MATTERS;

  •
  COMPETITION WITHIN THE TRAVEL CENTER AND CONVENIENCE STORE INDUSTRIES;

  •
  FUTURE FUEL PRICE INCREASES, FUEL PRICE VOLATILITY OR OTHER FACTORS MAY CAUSE US TO NEED MORE WORKING CAPITAL TO MAINTAIN OUR INVENTORIES AND CARRY OUR ACCOUNTS RECEIVABLE THAN WE NOW EXPECT;

  •
  ACQUISITIONS OR PROPERTY DEVELOPMENT MAY SUBJECT US TO ADDITIONAL OR GREATER RISKS THAN OUR CONTINUING OPERATIONS, INCLUDING THE ASSUMPTION OF UNKNOWN LIABILITIES;

  •
  MOST OF OUR TRUCKING COMPANY CUSTOMERS TRANSACT BUSINESS WITH US BY USE OF FUEL CARDS, MOST OF WHICH ARE ISSUED BY THIRD PARTY FUEL CARD COMPANIES. THE FUEL CARD INDUSTRY HAS ONLY A FEW SIGNIFICANT PARTICIPANTS. FUEL CARD COMPANIES FACILITATE PAYMENTS TO US, AND CHARGE US FEES FOR THESE SERVICES. COMPETITION, OR LACK THEREOF, AMONG THE FUEL CARD COMPANIES MAY RESULT IN FUTURE INCREASES IN OUR TRANSACTION FEE EXPENSES OR WORKING CAPITAL REQUIREMENTS, OR BOTH;

  •
  FUTURE INCREASES IN FUEL PRICES MAY REDUCE THE DEMAND FOR THE PRODUCTS AND SERVICES THAT WE SELL BECAUSE HIGH FUEL PRICES MAY ENCOURAGE FUEL CONSERVATION, DIRECT FREIGHT BUSINESS AWAY FROM TRUCKING OR OTHERWISE ADVERSELY AFFECT THE BUSINESS OF OUR CUSTOMERS. SOME OF THESE TRENDS MAY CONTINUE, WHICH MAY ADVERSELY AFFECT OUR BUSINESS EVEN IF FUEL PRICES DO NOT INCREASE;

  •
  OUR SUPPLIERS MAY BE UNWILLING OR UNABLE TO MAINTAIN THE CURRENT CREDIT TERMS FOR OUR PURCHASES. IF WE ARE UNABLE TO PURCHASE GOODS ON REASONABLE CREDIT TERMS, OUR REQUIRED WORKING CAPITAL

    MAY INCREASE AND WE MAY INCUR MATERIAL LOSSES. IN TIMES OF RISING FUEL AND NONFUEL PRICES OUR SUPPLIERS MAY BE UNWILLING OR UNABLE TO INCREASE THE CREDIT AMOUNTS THEY EXTEND TO US, WHICH MAY REQUIRE OUR WORKING CAPITAL NEEDS TO INCREASE. ALSO, THE AVAILABILITY AND THE TERMS OF ANY CREDIT WE MAY BE ABLE TO OBTAIN ARE UNCERTAIN;

  •
  OUR FAILURE TO TIMELY FILE OUR ANNUAL REPORT AND OUR QUARTERLY REPORTS ON FORMS 10-Q FOR THE QUARTERS ENDED MARCH 31, 2014 AND JUNE 30, 2014, AND OUR CONSEQUENT INABILITY TO USE OUR SHELF REGISTRATION STATEMENT ON FORM S-3 UNTIL WE HAVE BEEN CURRENT IN OUR FILINGS UNDER THE EXCHANGE ACT FOR A PERIOD OF NOT LESS THAN ONE YEAR, MAY NEGATIVELY IMPACT OUR ABILITY TO ISSUE NEW DEBT AND EQUITY SECURITIES;

  •
  WE ARE ROUTINELY INVOLVED IN LITIGATION AND OTHER LEGAL MATTERS INCIDENTAL TO THE ORDINARY COURSE OF OUR BUSINESS. DISCOVERY AND COURT DECISIONS DURING LITIGATION OFTEN HAVE UNANTICIPATED RESULTS. LITIGATION IS USUALLY EXPENSIVE AND DISTRACTING TO MANAGEMENT. WE CAN PROVIDE NO ASSURANCE AS TO THE OUTCOME OF ANY OF THE LITIGATION MATTERS IN WHICH WE ARE OR MAY BECOME INVOLVED;

  •
  ACTS OF TERRORISM, GEOPOLITICAL RISKS, WARS, OUTBREAKS OF SO CALLED PANDEMICS OR OTHER MANMADE OR NATURAL DISASTERS BEYOND OUR CONTROL MAY ADVERSELY AFFECT OUR FINANCIAL RESULTS;

  •
  ALTHOUGH WE BELIEVE THAT WE BENEFIT FROM OUR CONTINUING RELATIONSHIPS WITH HPT, RMR, AIC AND THEIR AFFILIATED AND RELATED PERSONS AND ENTITIES, ACTUAL AND POTENTIAL CONFLICTS OF INTEREST WITH HPT, RMR, AIC AND THEIR AFFILIATED AND RELATED PERSONS AND ENTITIES MAY PRESENT A CONTRARY PERCEPTION OR RESULT IN LITIGATION;

  •
  AS A RESULT OF CERTAIN TRADING IN OUR SHARES DURING 2007, WE EXPERIENCED AN OWNERSHIP CHANGE AS DEFINED BY SECTION 382 OF THE CODE; CONSEQUENTLY, WE MAY BE UNABLE TO USE OUR NET OPERATING LOSS GENERATED IN 2007 TO OFFSET FUTURE TAXABLE INCOME WE MAY GENERATE. IF WE EXPERIENCE ADDITIONAL OWNERSHIP CHANGES, AS DEFINED IN THE CODE, OUR ABILITY TO USE OUR NET OPERATING LOSSES GENERATED AFTER 2007 COULD BE LIMITED OR ELIMINATED; AND

  •
  WE ACCUMULATED A SIGNIFICANT DEFICIT DURING THE YEARS 2007 THROUGH 2010. ALTHOUGH WE GENERATED NET INCOME FOR THE YEAR ENDED DECEMBER 31, 2013 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2014, AND OUR PLANS ARE INTENDED TO GENERATE NET INCOME IN FUTURE PERIODS, THERE CAN BE NO ASSURANCE THAT THESE PLANS WILL SUCCEED.

        RESULTS THAT DIFFER FROM THOSE STATED OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS MAY ALSO BE CAUSED BY VARIOUS CHANGES IN OUR BUSINESS OR MARKET CONDITIONS AS DESCRIBED MORE FULLY IN THIS PROSPECTUS UNDER THE CAPTION "RISK FACTORS."

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS. EXCEPT AS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENT AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

$50,000,000

TravelCenters of America LLC

      % Senior Notes due 2029

PROSPECTUS

December      , 2014

Citigroup
Morgan Stanley
RBC Capital Markets
UBS Investment Bank
MLV & Co.
BB&T Capital Markets
Janney Montgomery Scott
Oppenheimer & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of shares of    % Senior Notes due 2029 being registered. All amounts are estimated except the SEC registration fee, the FINRA filing fees and the NYSE listing fee.

Amount To Be Paid
SEC registration fee	$6,682
FINRA filing fee	9,125
NYSE listing fee	5,000
Printing and engraving costs	30,000
Legal fees and expenses	300,000
Accountants' fees and expenses	130,000
Trustee fees and expenses	2,500
Miscellaneous	16,693

Total	$500,000

Item 14.    Indemnification of Directors and Officers.

        Subject to standards and restrictions as are set forth in the registrant's Amended and Restated Limited Liability Company Agreement (the "LLC agreement"), Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other persons from and against any and all claims and demands whatsoever.

        To the fullest extent permitted by law but subject to the limitations expressly provided in the LLC agreement or in the bylaws of the registrant, all current and former officers and directors of the registrant or any subsidiary of the registrant and other specified indemnities (collectively, the "Indemnitees") shall be indemnified and held harmless by the registrant from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, whether or not by or in the right of the registrant, in which any such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, in connection with any act or omission performed, or omitted to be performed, by such Indemnitee in good faith on behalf of or with respect to the registrant or by reason of its status as an Indemnitee; provided that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct, or in the case of a criminal matter, acted with knowledge that the Indemnitee's conduct was unlawful. To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to the LLC agreement in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the registrant prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the registrant of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in the LLC agreement. The indemnification, advancement of expenses and other provisions of the LLC agreement shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the shareholders entitled to vote on such matter, pursuant to a vote of the board of directors of the registrant, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        The registrant has entered into indemnification agreements with its directors and officers, which provide for the indemnification of such persons to the maximum extent permitted under Delaware law in the event such a person is involved or threatened to be involved, as a party or otherwise, in connection with any proceeding by reason of his or her status with or service to the registrant or to another entity at the registrant's request. The indemnification agreements also provide for advancement of expenses incurred by a director or officer in connection with an indemnifiable claim, subject to the registrant's receipt of a written undertaking requiring reimbursement in certain circumstances. In addition, the indemnification agreements govern various procedural matters related to indemnification. The rights of a director and officer under an indemnification agreement with the registrant are in addition to any other rights under the LLC agreement and the registrant's bylaws, as they may be amended from time to time, and Delaware law.

        The registrant has also previously entered into agreements with some former officers which provide for the indemnification of such officers.

        The registrant currently maintains an insurance policy on behalf of its directors and officers against any liability asserted against them or which they incur acting in such capacity or arising out of their status as directors or officers.

Item 15.    Recent Sales of Unregistered Securities.

        There have been no sales of our unregistered securities by us during the last three years.

Item 16.    Exhibits.

Exhibit Number	Description
1.1	Form of Underwriting Agreement
2.1
Agreement and Plan of Merger, dated as of September 15, 2006, by and among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. (Incorporated by reference to Exhibit 2.1 of our Registration Statement on Form S-1 filed on December 12, 2006, File No. 333-139272)
2.2
Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2007, by and among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. (Incorporated by reference to Exhibit 2.2 of our Current Report on Form 8-K filed on February 2, 2007)
2.3
Purchase Agreement, dated as of May 30, 2007, by and among TravelCenters of America LLC, Petro Stopping Centers, L.P., Petro Stopping Centers Holdings, L.P. and the partners of Petro Stopping Centers, L.P. and of Petro Stopping Centers Holdings, L.P. (Incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed on June 4, 2007)

Exhibit Number	Description
2.4	Securities Purchase Agreement, dated as of November 14, 2013, by and among Frederick M. Higgins, Frederick M. Higgins Charitable Remainder Unitrust, Heather Higgins, Leslie Higgins Embry, Cathy Howard, Glenn Howard, Stacy Howard Jones, Wesley Howard, Jamie Gaddie Higgins Family Trust, Jamie Gaddie Higgins Marital Trust, Rita Barks, Danny Evans, Jerry Goff, Helen Jernigan, Martha Miller-Webb, Donna Carlyle, Betsy Monroe, Owen Monroe Trust Under Will, Carrie Leigh Porcel, Frederick M. Higgins, as Sellers' Representative, Girkin Development, LLC and TravelCenters of America LLC (Incorporated by reference to Exhibit 2.4 to our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)
3.1	Certificate of Formation of TravelCenters of America LLC (Incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 filed on December 12, 2006, File No. 333-139272)
3.2	Amended and Restated Limited Liability Company Agreement of TravelCenters of America LLC (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on May 24, 2013)
3.3
Amended and Restated Bylaws of TravelCenters of America LLC, as amended and restated on February 21, 2013 (Incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K filed on February 27, 2013)
4.1
Indenture by and between TravelCenters of America LLC and U.S. Bank National Association, as trustee, dated as of January 15, 2013 (Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed January 15, 2013)
4.2
First Supplemental Indenture by and between TravelCenters of America LLC and U.S. Bank National Association, as trustee, dated as of January 15, 2013 (Incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed January 15, 2013)
4.3	Form of 8.25% Senior Notes due 2028 (Incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K filed January 15, 2013)
4.4	Form of Second Supplemental Indenture by and between TravelCenters of America LLC and U.S. Bank National Association, as trustee
4.5	Form of % Senior Notes due 2029 (included in Exhibit 4.4)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
10.1
Transaction Agreement, dated as of January 29, 2007, by and among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, TravelCenters of America LLC and Reit Management & Research LLC (Incorporated by reference to Exhibit 10.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 20, 2007)
10.2
Lease Agreement, dated as of January 31, 2007, by and among HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, and TA Leasing LLC, as Tenant (Incorporated by reference to Exhibit 10.3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 20, 2007)

Exhibit Number	Description
10.3	Guaranty Agreement, dated as of January 31, 2007, made by TravelCenters of America LLC, TravelCenters of America Holding Company LLC and TA Operating LLC, as Guarantors, for the benefit of HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, under the Lease Agreement, dated as of January 31, 2007, by and among such Landlord and TA Leasing LLC (Incorporated by reference to Exhibit 10.4 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 20, 2007)
10.4
Lease Agreement, dated as of May 30, 2007, by and among HPT PSC Properties Trust and HPT PSC Properties LLC, as Landlord, and TA Operating LLC (as successor to Petro Stopping Centers, L.P.), as Tenant (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on June 4, 2007)
10.5
Guaranty Agreement, dated as of May 30, 2007, made by TravelCenters of America LLC, as Guarantor, for the benefit of HPT PSC Properties Trust and HPT PSC Properties LLC, as Landlord, under the Lease Agreement, dated as of May 30, 2007, by and among such Landlord and TA Operating LLC (as successor to Petro Stopping Centers, L.P.) (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on June 4, 2007)
10.6
First Amendment to Lease Agreement, dated as of March 17, 2008, by and among HPT PSC Properties Trust, HPT PSC Properties LLC and TA Operating LLC (as successor to Petro Stopping Centers, L.P.) (Incorporated by reference to Exhibit 10.5 of our Quarterly Report on Form 10-Q for the Quarterly period ended September 30, 2008, filed on November 10, 2008)
10.7
First Amendment to Lease Agreement, dated as of May 12, 2008, by and among HPT TA Properties Trust, HPT TA Properties LLC and TA Leasing LLC (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on May 14, 2008)
10.8
Deferral Agreement, dated as of August 11, 2008, among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, HPT PSC Properties Trust, HPT PSC Properties LLC, TravelCenters of America LLC, TA Leasing LLC and Petro Stopping Centers, L.P. (Incorporated by reference to Exhibit 10.6 of our Quarterly Report on Form 10-Q for the Quarterly period ended June 30, 2008, filed on August 11, 2008)
10.9
Registration Rights Agreement, dated August 11, 2008, between TravelCenters of America LLC and Hospitality Properties Trust (Incorporated by reference to Exhibit 10.7 of our Quarterly Report on Form 10-Q for the Quarterly period ended June 30, 2008, filed on August 11, 2008)
10.10
Amendment Agreement, dated as of January 31, 2011, among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, HPT PSC Properties Trust, HPT PSC Properties LLC, TravelCenters of America LLC, TA Leasing LLC and TA Operating LLC (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on February 1, 2011)
10.11
Amendment Agreement, dated as of April 15, 2013, among HPT TA Properties Trust, HPT TA Properties LLC, HPT PSC Properties Trust, HPT PSC Properties LLC and together with HPT TA Trust, HPT TA LLC, HPT PSC Trust, TA Leasing LLC and TA Operating LLC (Incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on May 7, 2013)
10.12
Amendment Agreement, dated as of July 1, 2013, among HPT TA Properties Trust, HPT TA Properties LLC and TA Leasing LLC (Incorporated by reference to Exhibit 10.3 of our Quarterly Report on Form 10-Q filed August 6, 2013)

Exhibit Number	Description
10.13	Amendment Agreement, dated as of December 23, 2013, among HPT PSC Properties Trust, HPT PSC Properties LLC and TA Operating LLC (Incorporated by reference to Exhibit 10.13 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)
10.14
Amended and Restated Business Management and Shared Services Agreement, dated as of December 4, 2012, by and between TravelCenters of America LLC and Reit Management & Research LLC (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on December 6, 2012)
10.15
Amended and Restated Shareholders Agreement, dated May 21, 2012, by and among Affiliates Insurance Company, Five Star Quality Care, Inc., Hospitality Properties Trust, CommonWealth REIT, Senior Housing Properties Trust, TravelCenters of America LLC, Reit Management & Research LLC, Government Properties Income Trust and Select Income REIT (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed on August 7, 2012)
10.16
Amended and Restated Loan and Security Agreement, dated as of October 25, 2011, by and among TravelCenters of America LLC, TA Leasing LLC, TA Operating LLC, as borrowers, each of the Guarantors named therein, Wells Fargo Capital Finance, LLC, as Agent, and the entities from time to time parties thereto as Lenders (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 28, 2011)
10.17
Composite copy of the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan, as amended as of May 12, 2011 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011)
10.18
Form of Restricted Share Agreement under the 2007 Equity Compensation Plan of TravelCenters of America LLC (for restricted share grants under the plan prior to October 24, 2008) (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K dated November 30, 2007)
10.19
Form of Restricted Share Agreement under the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan (for restricted shares granted under the plan on and after October 24, 2008 but prior to November 19, 2013) (Incorporated by reference to Exhibit 10.16 to our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 24, 2010)
10.20
Form of Restricted Share Agreement under the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan (for restricted shares granted under the plan on and after November 19, 2013) (Incorporated by reference to Exhibit 10.20 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)
10.21	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.22 to our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 16, 2012)
10.22	Summary of Director Compensation (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 20, 2014)
10.23
Definitive Master Class Settlement Agreement, executed as of March 3, 2014 (Incorporated by reference to Exhibit 10.23 to our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)

Exhibit Number	Description
10.24	Retirement Agreement, dated as of January 31, 2014, by and among TravelCenters of America LLC and Ara A. Bagdasarian (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on August 21, 2014)
10.25
Vesting Agreement, dated as of January 31, 2014, by and among TravelCenters of America LLC and Ara A. Bagdasarian (Incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on August 21, 2014)
10.26
Joinder Agreement, dated February 26, 2014, by and among TravelCenters of America LLC, TA Leasing LLC, TA Operating LLC, TravelCenters of America Holding Company LLC, Petro Franchise Systems LLC, TA Franchise Systems LLC, TA Operating Nevada LLC, TA Operating Texas LLC, and Wells Fargo Capital Finance, LLC (Incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q filed on August 21, 2014)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 to our Quarterly Report on Form 10-Q filed on November 10, 2014)
16.1	Letter of Ernst & Young LLP dated October 7, 2014 (Incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed on October 7, 2014)
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page herein)
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939*
99.1
Property Management Agreement, dated as of July 21, 2011, by and between Reit Management & Research LLC and TA Operating LLC (Incorporated by reference to Exhibit 99.1 of our Quarterly Report on Form 10-Q filed on November 7, 2011)
99.2
Amended and Restated Reimbursement Agreement, dated May 1, 2012, by and among Reit Management & Research LLC, TravelCenters of America LLC and Five Star Quality Care, Inc. (Incorporated by reference to Exhibit 99.1 of our Quarterly Report on Form 10-Q filed on August 7, 2012)
99.3	Financial Statements of Petro Travel Plaza Holdings LLC (Incorporated by reference to Exhibit 99.3 to our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)

*
Filed previously

Item 17.    Undertakings.

        (a)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westlake, Ohio on December 4, 2014.

TRAVELCENTERS OF AMERICA LLC
By:	/s/ THOMAS M. O'BRIEN
Thomas M. O'Brien President

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas M. O'Brien and Andrew J. Rebholz, and each of them, his or her true and lawful attorneys in fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all future amendments, including post-effective amendments, to the Registration Statement to which this Amendment No. 1 relates, and any registration statement relating to the offering covered by the Registration Statement to which this Amendment No. 1 relates and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys in fact and agents, and each of them, or their respective substitutes, and each of them, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS M. O'BRIEN Thomas M. O'Brien	President, Chief Executive Officer and Director (Principal Executive Officer)	December 4, 2014
/s/ ANDREW J. REBHOLZ Andrew J. Rebholz	Chief Financial Officer, Treasurer and Executive Vice President (Principal Financial Officer)	December 4, 2014
/s/ WILLIAM E. MYERS William E. Myers	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	December 4, 2014
/s/ BARRY M. PORTNOY Barry M. Portnoy	Director	December 4, 2014
/s/ BARBARA D. GILMORE Barbara D. Gilmore	Director	December 4, 2014
/s/ LISA HARRIS JONES Lisa Harris Jones	Director	December 4, 2014
/s/ ARTHUR G. KOUMANTZELIS Arthur G. Koumantzelis	Director	December 4, 2014

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated as of September 15, 2006, by and among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. (Incorporated by reference to Exhibit 2.1 of our Registration Statement on Form S-1 filed on December 12, 2006, File No. 333-139272)
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of January 30, 2007, by and among TravelCenters of America, Inc., Hospitality Properties Trust, HPT TA Merger Sub Inc. and Oak Hill Capital Partners, L.P. (Incorporated by reference to Exhibit 2.2 of our Current Report on Form 8-K filed on February 2, 2007)
2.3	Purchase Agreement, dated as of May 30, 2007, by and among TravelCenters of America LLC, Petro Stopping Centers, L.P., Petro Stopping Centers Holdings, L.P. and the partners of Petro Stopping Centers, L.P. and of Petro Stopping Centers Holdings, L.P. (Incorporated by reference to Exhibit 2.1 of our Current Report on Form 8-K filed on June 4, 2007)
2.4	Securities Purchase Agreement, dated as of November 14, 2013, by and among Frederick M. Higgins, Frederick M. Higgins Charitable Remainder Unitrust, Heather Higgins, Leslie Higgins Embry, Cathy Howard, Glenn Howard, Stacy Howard Jones, Wesley Howard, Jamie Gaddie Higgins Family Trust, Jamie Gaddie Higgins Marital Trust, Rita Barks, Danny Evans, Jerry Goff, Helen Jernigan, Martha Miller-Webb, Donna Carlyle, Betsy Monroe, Owen Monroe Trust Under Will, Carrie Leigh Porcel, Frederick M. Higgins, as Sellers' Representative, Girkin Development, LLC and TravelCenters of America LLC (Incorporated by reference to Exhibit 2.4 to our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)
3.1	Certificate of Formation of TravelCenters of America LLC (Incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 filed on December 12, 2006, File No. 333-139272)
3.2	Amended and Restated Limited Liability Company Agreement of TravelCenters of America LLC (Incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on May 24, 2013)
3.3	Amended and Restated Bylaws of TravelCenters of America LLC, as amended and restated on February 21, 2013 (Incorporated by reference to Exhibit 3.3 to our Current Report on Form 8-K filed on February 27, 2013)
4.1	Indenture by and between TravelCenters of America LLC and U.S. Bank National Association, as trustee, dated as of January 15, 2013 (Incorporated by reference to Exhibit 4.1 of our Current Report on Form 8-K filed January 15, 2013)
4.2	First Supplemental Indenture by and between TravelCenters of America LLC and U.S. Bank National Association, as trustee, dated as of January 15, 2013 (Incorporated by reference to Exhibit 4.2 of our Current Report on Form 8-K filed January 15, 2013)
4.3	Form of 8.25% Senior Notes due 2028 (Incorporated by reference to Exhibit 4.3 of our Current Report on Form 8-K filed January 15, 2013)
4.4	Form of Second Supplemental Indenture by and between TravelCenters of America LLC and U.S. Bank National Association, as trustee
4.5	Form of % Senior Notes due 2029 (included in Exhibit 4.4)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit Number	Description
10.1	Transaction Agreement, dated as of January 29, 2007, by and among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, TravelCenters of America LLC and Reit Management & Research LLC (Incorporated by reference to Exhibit 10.1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 20, 2007)
10.2	Lease Agreement, dated as of January 31, 2007, by and among HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, and TA Leasing LLC, as Tenant (Incorporated by reference to Exhibit 10.3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 20, 2007)
10.3	Guaranty Agreement, dated as of January 31, 2007, made by TravelCenters of America LLC, TravelCenters of America Holding Company LLC and TA Operating LLC, as Guarantors, for the benefit of HPT TA Properties Trust and HPT TA Properties LLC, as Landlord, under the Lease Agreement, dated as of January 31, 2007, by and among such Landlord and TA Leasing LLC (Incorporated by reference to Exhibit 10.4 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed on March 20, 2007)
10.4	Lease Agreement, dated as of May 30, 2007, by and among HPT PSC Properties Trust and HPT PSC Properties LLC, as Landlord, and TA Operating LLC (as successor to Petro Stopping Centers, L.P.), as Tenant (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on June 4, 2007)
10.5	Guaranty Agreement, dated as of May 30, 2007, made by TravelCenters of America LLC, as Guarantor, for the benefit of HPT PSC Properties Trust and HPT PSC Properties LLC, as Landlord, under the Lease Agreement, dated as of May 30, 2007, by and among such Landlord and TA Operating LLC (as successor to Petro Stopping Centers, L.P.) (Incorporated by reference to Exhibit 10.2 of our Current Report on Form 8-K filed on June 4, 2007)
10.6	First Amendment to Lease Agreement, dated as of March 17, 2008, by and among HPT PSC Properties Trust, HPT PSC Properties LLC and TA Operating LLC (as successor to Petro Stopping Centers, L.P.) (Incorporated by reference to Exhibit 10.5 of our Quarterly Report on Form 10-Q for the Quarterly period ended September 30, 2008, filed on November 10, 2008)
10.7	First Amendment to Lease Agreement, dated as of May 12, 2008, by and among HPT TA Properties Trust, HPT TA Properties LLC and TA Leasing LLC (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on May 14, 2008)
10.8	Deferral Agreement, dated as of August 11, 2008, among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, HPT PSC Properties Trust, HPT PSC Properties LLC, TravelCenters of America LLC, TA Leasing LLC and Petro Stopping Centers, L.P. (Incorporated by reference to Exhibit 10.6 of our Quarterly Report on Form 10-Q for the Quarterly period ended June 30, 2008, filed on August 11, 2008)
10.9	Registration Rights Agreement, dated August 11, 2008, between TravelCenters of America LLC and Hospitality Properties Trust (Incorporated by reference to Exhibit 10.7 of our Quarterly Report on Form 10-Q for the Quarterly period ended June 30, 2008, filed on August 11, 2008)
10.10	Amendment Agreement, dated as of January 31, 2011, among Hospitality Properties Trust, HPT TA Properties Trust, HPT TA Properties LLC, HPT PSC Properties Trust, HPT PSC Properties LLC, TravelCenters of America LLC, TA Leasing LLC and TA Operating LLC (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on February 1, 2011)

Exhibit Number	Description
10.11	Amendment Agreement, dated as of April 15, 2013, among HPT TA Properties Trust, HPT TA Properties LLC, HPT PSC Properties Trust, HPT PSC Properties LLC and together with HPT TA Trust, HPT TA LLC, HPT PSC Trust, TA Leasing LLC and TA Operating LLC (Incorporated by reference to Exhibit 10.1 of our Quarterly Report on Form 10-Q filed on May 7, 2013)
10.12	Amendment Agreement, dated as of July 1, 2013, among HPT TA Properties Trust, HPT TA Properties LLC and TA Leasing LLC (Incorporated by reference to Exhibit 10.3 of our Quarterly Report on Form 10-Q filed August 6, 2013)
10.13	Amendment Agreement, dated as of December 23, 2013, among HPT PSC Properties Trust, HPT PSC Properties LLC and TA Operating LLC (Incorporated by reference to Exhibit 10.13 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)
10.14	Amended and Restated Business Management and Shared Services Agreement, dated as of December 4, 2012, by and between TravelCenters of America LLC and Reit Management & Research LLC (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K filed on December 6, 2012)
10.15	Amended and Restated Shareholders Agreement, dated May 21, 2012, by and among Affiliates Insurance Company, Five Star Quality Care, Inc., Hospitality Properties Trust, CommonWealth REIT, Senior Housing Properties Trust, TravelCenters of America LLC, Reit Management & Research LLC, Government Properties Income Trust and Select Income REIT (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012, filed on August 7, 2012)
10.16	Amended and Restated Loan and Security Agreement, dated as of October 25, 2011, by and among TravelCenters of America LLC, TA Leasing LLC, TA Operating LLC, as borrowers, each of the Guarantors named therein, Wells Fargo Capital Finance, LLC, as Agent, and the entities from time to time parties thereto as Lenders (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on October 28, 2011)
10.17	Composite copy of the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan, as amended as of May 12, 2011 (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2011)
10.18	Form of Restricted Share Agreement under the 2007 Equity Compensation Plan of TravelCenters of America LLC (for restricted share grants under the plan prior to October 24, 2008) (Incorporated by reference to Exhibit 10.1 of our Current Report on Form 8-K dated November 30, 2007)
10.19	Form of Restricted Share Agreement under the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan (for restricted shares granted under the plan on and after October 24, 2008 but prior to November 19, 2013) (Incorporated by reference to Exhibit 10.16 to our Annual Report on Form 10-K for the year ended December 31, 2009, filed on February 24, 2010)
10.20	Form of Restricted Share Agreement under the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan (for restricted shares granted under the plan on and after November 19, 2013) (Incorporated by reference to Exhibit 10.20 of our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)
10.21	Form of Indemnification Agreement (Incorporated by reference to Exhibit 10.22 to our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 16, 2012)

Exhibit Number	Description
10.22	Summary of Director Compensation (Incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 20, 2014)
10.23	Definitive Master Class Settlement Agreement, executed as of March 3, 2014 (Incorporated by reference to Exhibit 10.23 to our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)
10.24	Retirement Agreement, dated as of January 31, 2014, by and among TravelCenters of America LLC and Ara A. Bagdasarian (Incorporated by reference to Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on August 21, 2014)
10.25	Vesting Agreement, dated as of January 31, 2014, by and among TravelCenters of America LLC and Ara A. Bagdasarian (Incorporated by reference to Exhibit 10.3 to our Quarterly Report on Form 10-Q filed on August 21, 2014)
10.26	Joinder Agreement, dated February 26, 2014, by and among TravelCenters of America LLC, TA Leasing LLC, TA Operating LLC, TravelCenters of America Holding Company LLC, Petro Franchise Systems LLC, TA Franchise Systems LLC, TA Operating Nevada LLC, TA Operating Texas LLC, and Wells Fargo Capital Finance, LLC (Incorporated by reference to Exhibit 10.4 to our Quarterly Report on Form 10-Q filed on August 21, 2014)
12.1	Statement of Computation of Ratio of Earnings to Fixed Charges (Incorporated by reference to Exhibit 12.1 to our Quarterly Report on Form 10-Q filed on November 10, 2014)
16.1	Letter of Ernst & Young LLP dated October 7, 2014 (Incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed on October 7, 2014)
21.1	List of Subsidiaries (Incorporated by reference to Exhibit 21.1 to our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)
23.1	Consent of Ernst & Young LLP*
23.2	Consent of Ernst & Young LLP*
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page herein)
25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939*
99.1	Property Management Agreement, dated as of July 21, 2011, by and between Reit Management & Research LLC and TA Operating LLC (Incorporated by reference to Exhibit 99.1 of our Quarterly Report on Form 10-Q filed on November 7, 2011)
99.2	Amended and Restated Reimbursement Agreement, dated May 1, 2012, by and among Reit Management & Research LLC, TravelCenters of America LLC and Five Star Quality Care, Inc. (Incorporated by reference to Exhibit 99.1 of our Quarterly Report on Form 10-Q filed on August 7, 2012)
99.3	Financial Statements of Petro Travel Plaza Holdings LLC (Incorporated by reference to Exhibit 99.3 to our Annual Report on Form 10-K for the year ended December 31, 2013, filed on June 6, 2014)

*
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